Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION
BY AND AMONG
TRIPLECROWN ACQUISITION CORP.,
CULLEN AGRICULTURAL HOLDING CORP.,
CAT MERGER SUB, INC.,
CULLEN AGRICULTURAL TECHNOLOGIES, INC.
and
CULLEN INC HOLDINGS LIMITED
DATED AS OF SEPTEMBER 4, 2009

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of September 4, 2009, by and among Triplecrown Acquisition Corp., a Delaware corporation (“Parent”), Cullen Agricultural Holding Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Holdco”), CAT Merger Sub, Inc., a Georgia corporation and wholly owned subsidiary of Holdco (“Merger Sub”), Cullen Agricultural Technologies, Inc., a Georgia corporation (“Company”), and Cullen Inc Holdings Limited, a New Zealand limited company and the sole stockholder of the Company ( “Stockholder”).

RECITALS

A. Upon the terms and subject to the conditions of this Agreement (as defined in Section 1.3) and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Georgia Corporate Code (“GCC” and together with the DGCL, the “Applicable Corporate Law”) and other applicable law, Parent and Company intend to enter into a business combination transaction by means of (i) a merger of Parent with and into Holdco, with Holdco surviving the merger and becoming the public company through the automatic conversion of all the issued and outstanding securities of Parent into a like type and numberof securities of Holdco as provided herein (the “Parent Merger”) and (ii) a merger of Merger Sub with and into the Company, with the Company surviving the merger and becoming a wholly owned subsidiary of Holdco through an exchange of all the issued and outstanding capital stock of the Company for shares of common stock of Holdco as provided herein (the “Company Merger” and, together with the Parent Merger, the “Mergers”).

B. The boards of directors of each of Parent, Holdco, Merger Sub, the Company and the Stockholder have determined that the Mergers are fair to, and in the best interests of, their respective companies and their respective stockholders.

C. The parties intend for the Mergers to qualify as Tax-free transactions pursuant to Section 351, Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows (defined terms used in this Agreement are listed alphabetically in Article IX, together with the Section and, if applicable, paragraph number in which the definition of each such term is located):

ARTICLE I

THE MERGERS

1.1 The Parent Merger.  At the Effective Time (as defined in Section 1.3) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Parent shall be merged with and into Holdco, the separate corporate existence of Parent shall cease and Holdco shall continue as the public corporation. Holdco as the surviving public corporation after the Parent Merger is hereinafter sometimes referred to as the “Surviving Pubco.”

1.2 The Company Merger.  At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the GCC, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving entity of the Company Merger. The Company as the surviving entity after the Company Merger is hereinafter sometimes referred to as the “Surviving Subsidiary.”

1.3 Effective Time; Closing.  Subject to the conditions of this Agreement, as soon as practicable on or after the Closing Date (as hereinafter defined), the parties hereto shall cause (a) the Parent Merger to be consummated by filing a Certificate of Merger (the “Parent Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of Delaware law and (b) the Company Merger to be consummated by filing an Articles of Merger with the Secretary of State of the State of Georgia in accordance with the applicable provisions of Georgia law (the “Company Articles of Merger”) (the time of the later of such filings, or such later time as may be agreed in writing by Company and Parent and specified in the Parent Certificate of Merger and the Company Articles of Merger, being the “Effective Time”). The term “Agreement” as used herein refers to this Agreement and Plan of Reorganization, as the same may be amended from time to time, and all schedules hereto (including the Company Schedule and the Parent Schedule, as defined in the preambles to Articles II and III hereof, respectively). Unless this Agreement shall have been terminated pursuant to Section 8.1, the consummation of the transactions contemplated by this Agreement (the “Closing”), other than the filing of the Parent Certificate of Merger and the Company Articles of Merger, shall take place at the offices of Graubard Miller, counsel to Parent and Holdco, 405 Lexington Avenue, New York, New York 10174-1901 at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”). Closing signatures may be transmitted by facsimile or emailed “.pdf” file.

1.4 Effect of the Mergers.  At the Effective Time, (a) the effect of the Parent Merger shall be as provided in this Agreement and the Applicable Corporate Law and other laws and (b) the effect of the Company Merger shall be as provided in this Agreement and the Applicable Corporate Law and other laws. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time (c) all the property, rights, privileges, powers and franchises of Parent and Holdco shall vest in Surviving Pubco, and all debts, liabilities and duties of Parent and Holdco shall become the debts, liabilities and duties of Surviving Pubco and (d) all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Subsidiary, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Subsidiary.

1.5 Governing Documents.  At the Effective Time,

(a) the Certificate of Incorporation of Holdco in the form of Exhibit A hereto shall become the Certificate of Incorporation of Surviving Pubco;

(b) the Bylaws of Holdco in the form of Exhibit B hereto shall become the Bylaws of Surviving Pubco;

(c) the Articles of Incorporation of Merger Sub in the form of Exhibit C shall become the Articles of Incorporation of the Surviving Subsidiary; and

(d) the Bylaws of Merger Sub in the form of Exhibit D shall become the Bylaws of the Surviving Subsidiary.

1.6 Effect on Securities.  Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Mergers and this Agreement and without any action on the part of Parent, Holdco or the Company or the holders of any of the securities of Parent or the Company, the following shall occur:

(a) Conversion of Parent Common Stock.  Each share of common stock, par value $.0001, of Parent (“Parent Common Stock”) issued and outstanding immediately prior to the Effective Time will be automatically converted into one share of common stock, par value $.0001, of Holdco (“Holdco Common Stock”) and the holders thereof shall cease to have any further rights as holders of capital stock of Parent. Immediately following the Parent Merger, each certificate that evidenced Parent Common Stock immediately prior to the Parent Merger (“Parent Certificate”) shall represent the applicable number of shares of Holdco Common Stock into which the Parent Common Stock represented thereby have been converted.

(b) Conversion of Parent Warrants.  Each outstanding warrant to purchase a share of Parent Common Stock (“Parent Warrant”) issued and outstanding immediately prior to the Effective Time shall remain outstanding immediately following the Effective Time but shall be deemed to have been converted and to represent a warrant (“Holdco Warrants”) to purchase one share of Holdco Common Stock on the same terms existing under the Parent Warrant immediately prior to the Effective Time, subject to the changes contemplated by Section 5.1(c). Immediately following the Parent Merger, each certificate that evidenced Parent Warrants immediately prior to the Parent Merger (“Parent Warrant Certificate”) shall represent the applicable number of Holdco Warrants into which the Parent Warrants represented thereby have been converted.

(c) Cancellation of Holdco Capital Stock.  Each share of capital stock of Holdco issued and outstanding immediately prior to the Effective Time will be canceled.

 (d) Conversion of Company Common Stock; Issuance to Holdco.  At the Effective Time, all of the outstanding shares of the common stock of the Company, no par value (“Company Common Stock”), shall be automatically converted into an aggregate of 15,881,148 shares of Holdco Common Stock (“Transaction Shares”). Subject to Section 1.12, below, certificates representing the Transaction Shares shall be issued to the Stockholder upon surrender of the certificates representing all of the outstanding Company Common Stock (“Company Certificates”). Immediately following the conversion contemplated by this Section, 100 shares of the Company, as the Surviving Subsidiary, shall be issued to Holdco.

(e) Cancellation of Merger Sub Capital Stock.  At the Effective Time, each share of common stock, par value $.0001 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be cancelled.

(f) Adjustments to Exchange Ratios.  The numbers of shares of Holdco Common Stock that the holders of the Parent Common Stock and the Stockholder are entitled to receive as a result of the Mergers shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock or Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

1.7 Surrender of Company Certificates.

(a) Exchange Procedures.  Upon surrender of Company Certificates at the Closing, the Stockholder shall receive certificates representing the Transaction Shares into which the Company Common Stock shall be converted at the Effective Time, less the Escrow Shares, and the Company Certificates so surrendered shall forthwith be canceled. Until so surrendered after the Effective Time for the Transaction Shares, outstanding Company Certificates will be deemed, from and after the Effective Time, to evidence no rights.

(b) Distributions With Respect to Unexchanged Shares.  No dividends or other distributions declared or made after the date of this Agreement with respect to Holdco Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Company Certificates with respect to the Transaction Shares to be issued upon surrender thereof until the holders of record of such Company Certificates shall surrender such certificates. Subject to applicable law, following surrender of any such Company Certificates, Holdco shall promptly deliver to the record holders thereof, without interest, the certificates representing the Transaction Shares issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Transaction Shares.

(c) Transfers of Ownership.  If certificates representing Transaction Shares are to be issued in a name other than that in which the Company Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Company Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Holdco or any agent designated by it any transfer or other Taxes required by reason of the issuance of certificates representing Transaction Shares in any name other than that of the registered holder of the Company Certificates surrendered, or established to the satisfaction of Holdco or any agent designated by it that such Tax has been paid or is not payable.

(d) Required Withholding.  Parent and Holdco shall each be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as are required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(e) No Further Ownership Rights in Company Common Stock.  All shares of Holdco Common Stock issued to the Stockholder in accordance with the terms hereof shall be deemed to have been issued in consideration of the Stockholder transferring all ownership rights pertaining to the Company Common Stock and there shall be no further registration of transfers on the records of the Surviving Subsidiary of Company

Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to the Surviving Subsidiary for any reason, they shall be canceled and exchanged as provided in this Article I.

1.8 No Liability.  Notwithstanding anything to the contrary in this Agreement, no party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.9 Lost, Stolen or Destroyed Certificates.  In the event that any Company Certificates shall have been lost, stolen or destroyed, Holdco shall issue in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, the certificates representing the Transaction Shares that the Company Common Stock formerly represented by such Company Certificates were converted into and any dividends or distributions payable pursuant to Section 1.7(b); provided, however, that, as a condition precedent to the issuance of such certificates representing Transaction Shares and other distributions, the owner of such lost, stolen or destroyed Company Certificates shall indemnify Holdco against any claim that may be made against the Surviving Pubco or Surviving Subsidiary with respect to the Company Certificates alleged to have been lost, stolen or destroyed.

1.10 Tax Consequences.  It is intended by the parties hereto that the Mergers shall constitute Tax-free transactions pursuant to Section 351, Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Code and the United States Income Tax Regulations (“Regulations”). The parties hereto adopt this Agreement as a “plan or reorganization” for the Merger within the meaning of Section 1.368-2(g) and 1.368(a) of the Regulations.

1.11 Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Subsidiary with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the Company and Holdco and their respective officers and directors will take all such lawful and necessary action.

1.12 Escrow.  As the sole remedy for the indemnity obligations set forth in Article VII, at the Closing, the Stockholder shall deposit in escrow 1,588,114 of the Transaction Shares (“Escrow Shares”), all in accordance with the terms and conditions of the Escrow Agreement to be entered into at the Closing between Holdco, the Company, the Stockholder and Continental Stock Transfer & Trust Company (“Continental”), as Escrow Agent, in the form annexed hereto as Exhibit E (the “Escrow Agreement”). The Escrow Agreement shall provide that on the 30th day after the date Holdco has filed with the SEC its Annual Report on Form 10-K for the year ending December 31, 2010 but, in any event, no later than April 16, 2011 (the “Escrow Termination Date”), the Escrow Agent shall release the Escrow Shares, less that number of Escrow Shares applied in satisfaction of or reserved with respect to indemnification claims made prior to such date, to the Stockholder. Any Escrow Shares held with respect to any unresolved claim for indemnification and not applied as indemnification with respect to such claim upon its resolution shall be delivered to such Persons promptly upon such resolution. While in escrow, the Escrow Shares shall be deemed to be issued and outstanding and the Stockholder shall have the right to (i) vote the Escrow Shares at any meeting of the stockholders of Holdco or (ii) receive dividends or distributions paid or made on the Escrow Shares.

1.13 New Zealand Income Tax Act 2007.  To reflect that the conversion of the Company Common Stock constitutes a disposal of shares for the purposes of the financial arrangements rules in the Income Tax Act 2007 (New Zealand), the parties agree solely for the purposes of those rules that the consideration received by the Stockholder for that disposal (including, but not limited to, the Transaction Shares as provided in Section 1.6(d) and any Holdco Common Stock issued to the Stockholder pursuant to the Holdco Plan) is the lowest price that the parties would have agreed upon with respect to the Company Common Stock at the time this Agreement was executed on the basis of payment in full at the time at which the first right in the Company Common Stock is to be transferred and on that basis no income or expenditure arises under those rules.

1.14 Rule 145.  All shares of Holdco Common Stock issued pursuant to this Agreement will be subject to certain resale restrictions under Rule 145 promulgated under the Securities Act and all certificates representing such shares shall bear an appropriate restrictive legend.

1.15 Stockholder Matters.

(a) By its execution of this Agreement, the Stockholder, as the holder of all of the outstanding capital stock of the Company entitled to vote, hereby approves the adoption of this Agreement, approves the Mergers and the related transactions and authorizes the Company, its directors and officers to take all actions necessary for the consummation of the Mergers and the other transactions contemplated hereby pursuant to the terms of this Agreement and its Exhibits.

(b) The Stockholder hereby represents and warrants as follows: (i) all Holdco Common Stock to be acquired by it pursuant to this Agreement will be acquired for its account and not with a view towards distribution thereof other than, with respect to transfers to its stockholders; (ii) it understands that it must bear the economic risk of the investment in the Holdco Common Stock; (iii) it has had both the opportunity to ask questions and receive answers from the officers and directors of Parent and Holdco and all persons acting on Parent’s and Holdco’s behalf concerning the business and operations of Parent and Holdco and to obtain any additional information to the extent Parent or Holdco possesses or may possess such information or can acquire it without unreasonable effort or expense necessary to verify the accuracy of such information; and (iv) it has had access to the Parent SEC Reports (as defined in Section 3.7) filed prior to the date of this Agreement. The Stockholder acknowledges and represents that it is either (A) an “accredited investor” as such term is defined in Rule 501(a) promulgated under the Securities Act or (B) a Person possessing sufficient knowledge and experience in financial and business matters to enable it to evaluate the merits and risks of an investment in Holdco. The Stockholder understands that the certificates representing the Holdco Common Stock to be received by it will bear legends to the effect that the Holdco Common Stock may not be transferred except upon compliance with (x) the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), or an exemption therefrom, and (y) the provisions of this Agreement.

(c) The Stockholder represents and warrants that the execution and delivery of this Agreement by the Stockholder does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a “Governmental Entity”), except (i) for applicable requirements, if any, of the Securities, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), state securities laws (“Blue Sky Laws”), and the rules and regulations thereunder, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in Section 10.2(a)) on the Stockholder or the Company or, after the Closing, the Surviving Pubco or the Surviving Subsidiary, or prevent consummation of the Mergers or otherwise prevent the parties hereto from performing their obligations under this Agreement.

(d) The Stockholder represents and warrants it owns shares of Company Common Stock listed on Schedule 2.3(a) free and clear of all Liens (as defined in Section 10.2(e)).

1.16 Committee for Purposes of Escrow Agreement.  Prior to the Closing, the Board of Directors of Parent shall appoint a committee consisting of one or more of its then members to act on behalf of Holdco, as the Surviving Pubco, to take all necessary actions and make all decisions pursuant to the Escrow Agreement regarding Parent’s and Holdco’s right to indemnification pursuant to Article VII hereof. In the event of a vacancy in such committee, the board of directors of Parent or, after the consummation of the Mergers, the board of directors of Holdco, shall appoint as a successor a Person who was a director of Parent prior to the Closing Date or some other Person who would qualify as an “independent” director of Holdco and who has not had any relationship with the Company prior to the Closing. Such committee is intended to be the “Committee” referred to in Article VII hereof and the Escrow Agreement.

1.17 Sale Restriction.  The Stockholder shall not, prior to the first anniversary of the Closing, sell, transfer or otherwise dispose of an interest in any of the shares of Holdco Common Stock received as a result of the Mergers other than as permitted pursuant to the Lock-Up Agreement in the form of Exhibit F hereto to be executed by the Stockholder simultaneously herewith.

1.18 Holdco, as the Surviving Pubco, shall implement an Incentive Stock Option Plan (the “Holdco Plan”) in the form of Exhibit G hereto. The Holdco Plan shall provide that an aggregate of 12.5% of the shares of Holdco Common Stock issued and outstanding as of the Closing Date (after giving effect to any conversions, surrenders and repurchases of Parent or Holdco Common Stock in connection with the Mergers and the approval by the Parent Stockholder thereof) shall be reserved for issuance pursuant to the Holdco Plan.

ARTICLE II

REPRESENTATIONS AND WARRANTIES REGARDING
THE COMPANY AND THE STOCKHOLDER

Subject to the exceptions set forth in Schedule 2 attached hereto (the “Company Schedule”), the Company and the Stockholder jointly and severally represent and warrant to, and covenant with, Parent, Holdco and Merger Sub as follows (as used in this Article II, and elsewhere in this Agreement, the term “Company” includes the Subsidiaries, as hereinafter defined, unless the context clearly otherwise indicates):

2.1 Organization and Qualification.

(a) Each of the Company and the Stockholder is a corporation duly organized, validly existing and in good standing under the law of the jurisdiction of its formation. The Company has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by the Company to be conducted. The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Complete and correct copies of the articles or certificate of incorporation and bylaws (or other comparable governing instruments with different names) (collectively referred to herein as “Charter Documents”) of each of the Company and the Stockholder, as amended and currently in effect, have been heretofore made available to Parent or Parent’s counsel. Neither the Company nor the Stockholder is in violation of any of the material provisions of its Charter Documents.

(b) The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each jurisdiction in which the Company is so qualified or licensed is listed in Schedule 2.1.

(c) Copies of the minute books and records of the Company have been made available to Parent or Parent’s counsel.

(d) Copies of the equity ownership and transfer records of the Company have been made available to Parent or Parent’s counsel.

2.2 Subsidiaries.

(a) The Company has no direct or indirect subsidiaries or participations in joint ventures or other entities other than those listed in Schedule 2.2 and, as the context permits, those contemplated to be formed as specifically provided in the business section of the Proxy Statement/Prospectus (as defined hereinafter) (the “Subsidiaries”). The Company owns all of the outstanding equity securities of the Subsidiaries, free and clear of all Liens, either directly or indirectly through one or more Subsidiaries. Except for the Subsidiaries, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or has any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(b) Each Subsidiary that is a corporation is duly incorporated, validly existing and in good standing under the laws of its state of incorporation (as listed in Schedule 2.2) and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by the Company to be conducted. Each Subsidiary that is a limited liability company is duly organized or formed, validly existing and in good standing under the laws of its state of organization or formation (as listed in Schedule 2.2) and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Subsidiary is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or such Subsidiary. Complete and correct copies of the Charter Documents of each Subsidiary, as amended and currently in effect, have been heretofore delivered to Parent or Parent’s counsel. No Subsidiary is in violation of any of the material provisions of its Charter Documents.

(c) Each Subsidiary is duly qualified or licensed to do business as a foreign corporation or foreign limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or such Subsidiary. Each jurisdiction in which each Subsidiary is so qualified or licensed is listed in Schedule 2.2.

(d) Copies of the minute books and records of each Subsidiary have been heretofore made available to Parent or Parent’s counsel.

2.3 Capitalization.

(a) The authorized capital stock of the Company consist of 100,000 shares of Company Common Stock and no preferred stock. As of the date of this Agreement, 100 shares of Company Common Stock are issued and outstanding, all of which are validly issued. The Stockholder is the sole owner of all of the outstanding Company Common Stock. Schedule 2.3(a) hereto contains a list of all Persons who hold options to purchase shares of Company Common Stock, the number of shares purchasable under such option, the vesting schedule relating to such option, the expiration date of such option and the per-share exercise price of such option. Except as set forth in Schedule 2.3(a) hereto, as of the date of this Agreement, no shares of Company Common Stock are reserved for issuance upon the exercise of outstanding options or other rights. There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any option to purchase Company Common Stock as a result of the Company Merger. All outstanding shares of Company Common Stock and options to acquire Company Common Stock have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable Company Contracts (as defined in Section 2.19). The Company has heretofore delivered to Parent or Parent’s counsel true and accurate copies of the forms of documents used for the issuance of options to acquire Company Common Stock.

(b) Except as set forth in Schedule 2.3(a) hereto or as set forth in Section 2.3(a) hereof, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock or other ownership interests of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(c) Except as contemplated by this Agreement and except as set forth in Schedule 2.3(c) hereto, there are no registration rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which the Company is a party or by which the Company is bound with respect to any ownership interest or equity security of any class of the Company.

 (d) No shares of capital stock of the Company are unvested or subject to a repurchase option, risk of forfeiture or other condition under any applicable agreement with the Company.

(e) The authorized and outstanding capital stock of each Subsidiary is set forth in Schedule 2.3(d) hereto. The Company owns all of the outstanding equity securities of each Subsidiary, free and clear of all Liens, either directly or indirectly through one or more other Subsidiaries. There are no outstanding options, warrants or other rights to purchase securities of any Subsidiary.

2.4 Authority Relative to this Agreement.  Each of the Company and the Stockholder has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, to consummate the transactions contemplated hereby (including the Company Merger). The execution and delivery of this Agreement and the consummation by each of the Company and the Stockholder of the transactions contemplated hereby (including the Company Merger) have been duly and validly authorized by all necessary action on the part of the Company and the Stockholder (including the approval by its board of directors and stockholders, subject in all cases to the satisfaction of the terms and conditions of this Agreement, including the conditions set forth in Article VI), and no other proceedings on the part of the Company or the Stockholder or its respective directors, officers or stockholders are necessary to authorize this Agreement or to consummate the transactions contemplated hereby pursuant to Applicable Corporate Law and the terms and conditions of this Agreement. This Agreement has been duly and validly executed and delivered by each of the Company and the Stockholder and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of each of the Company and the Stockholder, enforceable against the Company and the Stockholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

2.5 No Conflict; Required Filings and Consents.  Except as set forth in Schedule 2.5 hereto:

(a) The execution and delivery of this Agreement by each of the Company and the Stockholder do not, and the performance of this Agreement by each of the Company and the Stockholder shall not, (i) conflict with or violate the Company’s or the Stockholder’s Charter Documents, (ii) conflict with or violate any Legal Requirements (as defined in Section 10.2(b)), (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company pursuant to any Company Contracts or (iv) except as contemplated by the Farm Purchase Agreement (as defined hereinafter), the IP Transfer Agreement (as defined hereinafter) and the transactions contemplated thereunder, result in the triggering, acceleration or increase of any payment to any Person pursuant to any Company Contract, including any “change in control” or similar provision of any Company Contract, except, with respect to clauses (ii), (iii) or (iv), for any such conflicts, violations, breaches, defaults, triggerings, accelerations, increases or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on the Company.

(b) The execution and delivery of this Agreement by each of the Company and the Stockholder does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party (including, without limitation, lenders and lessors), except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act or Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company is licensed or qualified to do business, (ii) for the filing of any notifications required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the expiration of the required waiting period thereunder,(iii) the consents, approvals, authorizations and permits described in Schedule 2.5(b) (“Governmental and Third Party Consents”) and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or the Stockholder or, after the Closing, the Surviving Pubco or Surviving Subsidiary, or prevent consummation of the Company Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

2.6 Compliance.  The Company has all necessary licenses and registrations in each state and other jurisdiction where the Company’s current business activities require such licensing and registration and is in good standing with respect to such licenses and registrations except where the failure, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on the Company. The Company has complied with and is not in violation of any Legal Requirements with respect to the conduct of its business as currently conducted except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company. The businesses and activities of the Company have not been and are not being conducted in violation of any Legal Requirements except where the failure, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on the Company. Except as set forth in Schedule 2.6, no written notice of non-compliance with any Legal Requirements has been received by the Company (and neither the Company nor the Stockholder has any knowledge of any such notice delivered to any other Person).

2.7 Financial Statements.

(a) The Company has provided to Parent a correct and complete copies of the audited consolidatedfinancial statements (including any related notes thereto) of the Company and its Subsidiaries for the period from the Company’s inception through and including August 18, 2009 (the “Audited Financial Statements”). The Audited Financial Statements were prepared in accordance with the published rules and regulations of any applicable Governmental Entity and with generally accepted accounting principles of the United States (“U.S. GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the financial position of the Company and its Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the periods indicated.

(b) [Reserved]

(c) The books of account, minute books and transfer ledgers and other similar books and records of the Company and its Subsidiaries have been maintained in accordance with good business practice, are complete and accurate in all material respects and there have been no material transactions that are required to be set forth therein and which have not been so set forth.

(d) Except as otherwise noted in the Audited Financial Statements, the accounts and notes receivable of the Company and its Subsidiaries reflected on the balance sheets included in the Audited Financial Statements: (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (iii) are not subject to any valid set-off or counterclaim except to the extent set forth in such balance sheet contained therein, (iv) are collectible in the ordinary course of business in the aggregate recorded amounts thereof, net of any applicable reserve reflected in such balance sheet referenced above, and (v) are not the subject of any actions or proceedings brought by or on behalf of the Company or any of its Subsidiaries.

2.8 No Undisclosed Liabilities.  Except as set forth in Schedule 2.8 hereto and as contemplated by the Farm Purchase Agreement and the transactions contemplated thereunder, the Company and its Subsidiaries have no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to financial statements that are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its Subsidiaries, except: (i) liabilities provided for in or otherwise disclosed in the balance sheet included in the Audited Financial Statements or in the notes thereto and (ii) liabilities incurred in a commercially reasonable manner and arising since September 1, 2009, none of which, individually or in the aggregate, would have a Material Adverse Effect on the Company.

2.9 Absence of Certain Changes or Events.  Since September 1, 2009, there has not been: (i) any Material Adverse Effect on the Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s equity interests, or any purchase, redemption or other acquisition by the Company of any of the Company’s equity interests or any other securities or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of the Company’s equity interests, (iv) any granting by the Company of any increase in compensation or fringe benefits, or any payment by the Company of any bonus, or any granting by the Company of any increase in severance or termination pay or any entry by the Company into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby, (v) except as contemplated by the IP Transfer Agreement and the transactions contemplated thereunder, entry by the Company into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property (as defined in Section 2.18 hereof) or consent with respect to any licensing agreement filed or required to be filed by the Company with respect to any Governmental Entity, (vi) any material change by the Company in its accounting methods, principles or practices except as required by concurrent changes in U.S. GAAP, (vii) any change in the auditors of the Company, (viii) except for the Capital Raise (as defined hereinafter), any issuance of equity interests of the Company, (ix) any revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company that is not commercially reasonable, or (x) any agreement, whether written or oral, to do any of the foregoing. To the knowledge of the Stockholder, no event has occurred and no circumstances exist as of the date of this Agreement that would reasonably be deemed likely to prevent or prohibit the Stockholder from consummating the transactions contemplated by this Agreement.

2.10 Litigation.  There are no claims, suits, actions or proceedings pending or, to the knowledge of the Company or the Stockholder, threatened against the Company before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator. There are no claims, suits, actions or proceedings pending or, to the knowledge of the Company or the Stockholder, threatened against the Stockholder before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that would be reasonably likely to prevent or prohibit the Stockholder from consummating the transactions contemplated by this Agreement.

2.11 Employee Benefit Plans.

(a) Schedule 2.11(a) lists all employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active or former employee, director or consultant of the Company, or any trade or business (whether or not incorporated) which is under common control with the Company, with respect to which the Company has liability (individually, a “Plan,” and, collectively, the “Plans”). All Plans have been maintained and administered in all material respects in compliance with their respective terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Plans, and all liabilities with respect to the Plans have been properly reflected in the financial statements and records of the Company. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or, to the knowledge of the Company, is threatened, against or with respect to any Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of the Company or the Stockholder, threatened by any governmental agency with respect to any Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been timely made or accrued. The Company does not have any plan or commitment to establish any new Plan, to modify any Plan (except to the extent required by law or to conform any such Plan to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any new Plan. Except as disclosed in Schedule 2.11(a), each Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Surviving Pubco or Surviving Subsidiary (other than ordinary administration expenses and expenses for benefits accrued but not yet paid).

(b) Except as disclosed in Schedule 2.11(b) hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of the Company under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

2.12 Labor Matters.

(a) Except as set forth on Schedule 2.12(a), the Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company nor does the Company or the Stockholder know of any activities or proceedings of any labor union to organize any such employees. There are no pending grievances or similar proceedings involving the Company and any of its employees subject to a collective bargaining agreement or other labor union contract and there are no continuing obligations of the Company pursuant to the resolution of any such proceeding that is no longer pending.

(b) Except as provided for in the collective bargaining agreements and labor union contracts set forth on Schedule 2.12(b), each employee and consultant of the Company is terminable “at will” subject to applicable notice periods as set forth by law or in the employment agreement and there are no agreements or understandings between the Company and any of its employees or consultants that their employment or services will be for any particular period. The Company is not aware that any of its officers or key employees intends to terminate his or her employment with the Company. The Company is in compliance in all material respects and, to the Company’s and the Stockholder’s knowledge, each of its employees and consultants is in compliance in all material respects, with the terms of the respective employment and consulting agreements between the Company and such individuals. There are not, and there have not been, any oral or informal arrangements, commitments or promises between the Company and any employees or consultants of the Company that have not been documented as part of the formal written agreements between any such individuals and the Company that have been made available to Parent.

(c) The Company is in compliance in all material respects with all Legal Requirements applicable to its employees, respecting employment, employment practices, terms and conditions of employment and wages and hours and is not liable for any arrears of wages or penalties with respect thereto. The Company’s obligations to provide statutory severance pay to its employees are fully funded or accrued on the Audited Financial Statements and neither the Company nor the Stockholder has any knowledge of any circumstance that could give rise to any valid claim by a current or former employee of the Company for compensation on termination of employment (beyond the statutory severance pay to which employees are entitled). All amounts that the Company is legally or contractually required either (x) to deduct from its employees’ salaries or to transfer to such employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (y) to withhold from its employees’ salaries and benefits and to pay to any Governmental Entity as required by applicable Legal Requirements have, in each case, been duly deducted, transferred, withheld and paid, and the Company does not have any outstanding obligation to make any such deduction, transfer, withholding or payment. There are no pending, or to the Company’s and the Stockholder’s knowledge, threatened or reasonably anticipated claims or actions against the Company by any employee in connection with such employee’s employment or termination of employment by the Company.

(d) No employee or former employee of the Company is owed any wages, benefits or other compensation for past services (other than wages, benefits and compensation accrued in the ordinary course of business during the current pay period and any accrued benefits for services, which by their terms or under applicable law, are payable in the future, such as accrued vacation, recreation leave and severance pay).

2.13 Restrictions on Business Activities.  Except as disclosed in Schedule 2.13 hereto, there is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or its assets or to which the Company is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current business practice or operation of the Company, any acquisition of property by the Company, or the conduct of business by the Company as currently conducted, other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have a Material Adverse Effect on the Company.

2.14 Title to Property.

(a) All real property owned by the Company (including improvements and fixtures thereon, easements and rights of way) is shown or reflected on the balance sheet of the Company included in the Audited Financial Statements. The Company has good, valid and marketable fee simple title to the real property owned by it, and except as set forth in the Audited Financial Statements or on Schedule 2.14(a) hereto, all of such real property is held free and clear of (i) all leases, licenses and other rights to occupy or use such real property and (ii) all Liens, rights of way, easements, restrictions, exceptions, variances, reservations, covenants or other title defects or limitations of any kind, other than liens for Taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the property affected thereby. Schedule 2.14(a) hereto also contains a list of all options or other contracts under which the Company has a right to acquire or the obligation to sell any interest in real property.

(b) All leases of real property held by the Company, and all personal property and other property and assets of the Company owned, used or held for use in connection with the business of the Company (the “Personal Property”) are shown or reflected on the balance sheet included in the Audited Financial Statements to the extent required by U.S. GAAP, as of the dates of such Audited Financial Statements, other than those entered into or acquired on or after the date of the Audited Financial Statements in a commercially reasonable manner. Schedule 2.14(b) hereto contains a list of all leases of real property and leases of Personal Property held by the Company. The Company has good and marketable title to the Personal Property owned by it, and all such Personal Property is in each case held free and clear of all Liens, except for Liens disclosed in the Audited Financial Statements or in Schedule 2.14(b) hereto, none of which Liens is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on such property or on the present or contemplated use of such property in the businesses of the Company.

(c) All leases pursuant to which the Company leases from others are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default of the Company or, to the Company’s knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such validity and effectiveness or the existence of such default or event of default could not reasonably be expected to have a Material Adverse Effect on the Company.

(d) The Company is in possession of, or has valid and effective rights to, all properties, assets and rights (including Intellectual Property) required, in all material respects for the effective conduct of its business, as it is currently operated.

2.15 Taxes.

(a) Definition of Taxes.  For the purposes of this Agreement, “Tax” or “Taxes” refers to any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other Person with respect to any such amounts and including any liability of a predecessor entity for any such amounts.

(b) Tax Returns and Audits.  Except as set forth in Schedule 2.15 hereto:

(i) The Company has timely filed all federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes (“Returns”) required to be filed by the Company with any Tax authority prior to the date hereof, except such Returns that are not material to the Company. All such Returns are true, correct and complete in all material respects. The Company has paid all Taxes shown to be due and payable on such Returns.

(ii) All Taxes that the Company is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(iii) The Company has not been delinquent in the payment of any Tax (except for Taxes being contested in good faith for which adequate reserves have been established, all of which are listed on Schedule 2.15(b) hereto) nor is there any Tax deficiency outstanding, proposed or assessed against the Company, nor has the Company executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. The Company has complied with all

Legal Requirements with respect to payments made to third parties and the withholding of any payment of withheld Taxes and has timely withheld from employee wages and other payments and timely paid over in full to the proper Taxing authorities all amounts required to be so withheld and paid over for all periods.

(iv) To the knowledge of the Company and the Stockholder, no audit or other examination of any Return of the Company by any Tax authority is presently in progress, nor has the Company been notified of any request for such an audit or other examination.

(v) No adjustment relating to any Returns filed by the Company has been proposed in writing, formally or informally, by any Tax authority to the Company or any representative thereof.

(vi) The Company has no liability for any unpaid Taxes which have not been accrued for or reserved on the Company’s balance sheets included in the Audited Financial Statements, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year (or the Company’s inception, if more recent) in connection with the operation of the business of the Company in a commercially reasonable manner.

(vii) Neither the Company nor the Stockholder has taken any action and does not know of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

2.16 Environmental Matters.

(a) Except as disclosed in Schedule 2.16 hereto: (i) the Company has complied with all applicable Environmental Laws (as defined below); (ii) the properties currently operated by the Company (including soils, groundwater, surface water, air, buildings or other structures) and, to the knowledge of the Stockholder and the Company, the property that is subject to the Farm Purchase Agreement (as defined in Section 4.2) are not contaminated with any Hazardous Substances (as defined below); (iii) the properties formerly owned, operated or constructed by the Company were not contaminated with Hazardous Substances during the period of ownership, operation or construction by the Company or, to the Company’s knowledge, during any prior period; (iv) the Company is not subject to liability for any Hazardous Substance disposal or contamination on any third party or public property (whether above, on or below ground or in the atmosphere or water); (v) the Company has not been associated with any release or threat of release of any Hazardous Substance; (vi) the Company has not received any notice, demand, letter, claim or request for information alleging that the Company may be in violation of or liable under any Environmental Law; and (vii) the Company is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

(b) As used in this Agreement, the term “Environmental Law” means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources; (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

(c) As used in this Agreement, the term “Hazardous Substance” means any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

(d) Schedule 2.16(d) sets forth all environmental studies and investigations completed with respect to the Company and/or its Subsidiaries or their respective properties, assets or operations. All such written reports and material documentation relating to any such study or investigation has been provided by the Company to Parent.

2.17 Brokers; Third Party Expenses.  Except as set forth in Schedule 2.17 hereto, neither the Company nor the Stockholder has incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby.

2.18 Intellectual Property.

(a) Schedule 2.18 hereto contains a complete descriptive overview of the material Intellectual Property necessary in all material respects for the operation of the Company’s business as currently proposed in the business section of the Proxy Statement/Prospectus. To the Company’s and the Stockholder’s knowledge, all Company Intellectual Property is (i) owned solely by the Company or (ii) sole ownership will be irrevocably and unconditionally assigned and transferred to the Company at Closing pursuant to the Deed of Assignment Relating to Intellectual Property (“IP Transfer Agreement”) in the form of Exhibit H hereto (which is being executed concurrently with this Agreement). The IP Transfer Agreement has been duly authorized by the Company and has been duly and validly executed and delivered by each party thereto and, to the knowledge of the Stockholder and the Company, comprises the binding obligation of each party thereto. No director, officer, consultant, agent, employee, equity holder or other party affiliated with the Company or any affiliate thereof (collectively, the “Company Related Parties”) has any right or claim to such Company Intellectual Property. Except as described on Schedule 2.18, none of the Company Intellectual Property was developed under the terms of any agreement with any third party or using the assets or resources of any other party that would give such third party any right or claim to any ownership or economic or pecuniary interest in such Company Intellectual Property (“Third Party IP Rights”), including any agreement or understanding with any existing or prior employer or client of any of the Company Related Parties or any government or educational agency, institution or other body. All Third Party IP Rights are being waived or transferred to the Company, effective as of Closing, pursuant to the IP Transfer Agreement.

(b) For the purposes of this Agreement, the following terms have the following definitions:

(i) “Intellectual Property” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, systems, processes, plans, procedures, approaches, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) software and software programs; (v) the registered domain names “naturaldairy.com” and “cullenagritech.com”; (vi) industrial designs and any registrations and applications therefor; (vii) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (collectively, “Trademarks”); (viii) all databases and data collections and all rights therein; (ix) all moral and economic rights of authors and inventors, however denominated; and (x) any similar or equivalent rights to any of the foregoing (as applicable).

(ii) “Company Intellectual Property” shall mean the Intellectual Property known to the Company as necessary to implement the subject matter which is described in Schedule 2.18 hereto for the conduct of the Company’s business and operations as currently conducted or as otherwise proposed in the business section of the Proxy Statement/Prospectus and such Intellectual Property as otherwise owned by the Company.

(iii) “Registered Intellectual Property” means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any government or other legal authority.

(iv) “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, the Company.

(v) “Company Products” means all current products or service offerings of the Company.

(c) Except as contemplated by the IP Transfer Agreement and the transactions contemplated thereunder, no Company Intellectual Property or Company Product is subject to any material proceeding or outstanding decree, order, judgment, contract, license, agreement or stipulation restricting in any manner the use, transfer or licensing thereof by the Company, or which may affect the validity, use or enforceability of such Company Intellectual Property or Company Product, which in any such case could reasonably be expected to have a Material Adverse Effect on the Company.

(d) Giving effect to the IP Transfer Agreement, the Company owns and has good and exclusive title to each material item of Company Intellectual Property owned by it free and clear of any Liens and the Company is the exclusive owner of all material registered Trademarks and Copyrights used in connection with the operation or conduct of the business of the Company including the sale of any products or the provision of any services by the Company.

(e) To the Company’s and the Stockholder’s knowledge, the Company Intellectual Property does not currently infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction. The Company has not received any claims or threats from third parties alleging any such infringement, misappropriation or unfair competition or trade practices.

2.19 Agreements, Contracts and Commitments.

(a) Schedule 2.19 hereto sets forth a complete and accurate list of all Material Company Contracts (as hereinafter defined), specifying the parties thereto. For purposes of this Agreement, (i) the term “Company Contracts” shall mean all contracts, agreements, leases, mortgages, indentures, notes, bonds, licenses, permits, franchises, purchase orders, sales orders, and other understandings, commitments and obligations (including, without limitation, outstanding offers and proposals) of any kind, whether written or oral, to which the Company is a party or by or to which any of the properties or assets of the Company may be bound, subject or affected (including without limitation notes or other instruments payable to the Company) and (ii) the term “Material Company Contracts” shall mean (x) each Company Contract (A) providing for payments (present or future) to the Company in excess of $100,000 in the aggregate, (B) any Company Contract relating to Company Intellectual Property, (C) any Company Contract relating to land purchasable by the Company or (D) under or in respect of which the Company presently has any liability or obligation of any nature whatsoever (absolute, contingent or otherwise) in excess of $100,000, (y) each Company Contract that otherwise is or may be material to the businesses, operations, assets, condition (financial or otherwise) or prospects of the Company, and (z) the limitations of subclause (x) and subclause (y) notwithstanding, each of the following Company Contracts:

(i) any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by or from the Company and by or to any officer, director, shareholder or holder of derivative securities of the Company (“Insider”);

(ii) any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money from an Insider by the Company;

(iii) any guaranty, direct or indirect, by the Company, a Subsidiary or any Insider of the Company of any obligation for borrowings, or otherwise, excluding endorsements made for collection in a commercially reasonable manner;

(iv) any Company Contract of employment or management;

(v) any Company Contract made other than in a commercially reasonable manner or (x) providing for the grant of any preferential rights to purchase or lease any asset of the Company or (y) providing for any right (exclusive or non-exclusive) to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of the Company;

(vi) any obligation to register any shares of the capital stock or other securities of the Company with any Governmental Entity;

(vii) any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(viii) any collective bargaining agreement with any labor union;

(ix) any lease or similar arrangement for the use by the Company of real property or Personal Property where the annual lease payments are greater than $100,000 (other than any lease of vehicles, office equipment or operating equipment made in a commercially reasonable manner);

(x) any Company Contract granting or purporting to grant, or otherwise in any way relating to, any mineral rights or any other interest (including, without limitation, a leasehold interest) in real property;

(xi) any Company Contract to which any Insider of the Company, or any entity owned or controlled by an Insider, is a party; and

(xii) any offer or proposal which, if accepted, would constitute any of the foregoing.

(b) Each Material Company Contract was entered into at arms’ length and in a commercially reasonable manner, is in full force and effect and, to the Company’s knowledge, is valid and binding upon and enforceable against each of the parties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. To the Company’s and the Stockholder’s knowledge, no other party to a Material Company Contract is the subject of a bankruptcy or insolvency proceeding. True, correct and complete copies of all Material Company Contracts (or written summaries in the case of oral Material Company Contracts) have been heretofore delivered to Parent or Parent’s counsel.

(c) Except as set forth in Schedule 2.19, neither the Company nor, to the Company’s knowledge, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Material Company Contract, and no party to any Material Company Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on the Company. Each Material Company Contract that has not expired by its terms is in full force and effect.

2.20 Insurance.  Schedule 2.20 sets forth the Company’s insurance policies and fidelity and surety bonds covering the assets, business, equipment, properties, operations, employees, officers and directors (collectively, the “Insurance Policies”). The insurances provided by such Insurance Policies are adequate in amount and scope as required to be maintained by Material Company Contracts.

2.21 Governmental Actions/Filings.

(a) Except as set forth in Schedule 2.21(a) and as contemplated by the Farm Purchase Agreement and the transactions contemplated thereunder, the Company has been granted and holds, and has made, all Governmental Actions/Filings (as defined below) (including, without limitation, Governmental Actions/Filings required for emission or discharge of effluents and pollutants into the air and the water) necessary to the conduct by the Company of its business as presently conducted or used or held for use by the Company, and true, complete and correct copies of which have heretofore been delivered to Parent. Each such Governmental Action/Filing is in full force and effect and, except as disclosed in Schedule 2.21(a) hereto, will not expire prior to December 31, 2009 and the Company is in material compliance with all of its obligations with respect thereto. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon the Company. Except as set forth in Schedule 2.21(a) and as contemplated by the Farm Purchase Agreement and the transactions contemplated thereunder, no Governmental Action/Filing is necessary to be obtained, secured or made by the Company to enable it to continue to conduct its businesses and operations and use its properties and assets after the Closing in a manner which is consistent with current practice.

(b) Except as set forth in Schedule 2.21(b) and as contemplated by the Farm Purchase Agreement and the transactions contemplated thereunder, no Governmental Action/Filing is necessary to be obtained, secured or made by the Company to enable it to continue to conduct its businesses and operations and use its properties after the Closing in a manner which is consistent with current practice.

(c) For purposes of this Agreement, the term “Governmental Action/Filing” shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority.

(d) As of the date of this Agreement, no state agency or the Securities and Exchange Commission (“SEC”) have held that the products or services offered by the Company constitute a “security” under federal or state securities laws and the Company is not currently a party to any action or proceeding asserting that any product or service offered by the Company is a “security” and to the Company’s knowledge, no such action or proceeding is currently threatened.

2.22 Interested Party Transactions.  Except as set forth in the Schedule 2.22 hereto, no employee, director, officer or stockholder of the Company or a member of his or her immediate family is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of such Persons, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company, and (iii) for other employee benefits made generally available to all employees. Except as set forth in Schedule 2.22, to the Company’s and the Stockholder’s knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom the Company is affiliated or with whom the Company has a contractual relationship, or in any Person that competes with the Company, except that each employee, stockholder, officer or director of the Company and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with the Company. Except as set forth in Schedule 2.22, to the knowledge of the Company and the Stockholder, no officer, director or stockholder or any member of their immediate families is, directly or indirectly, interested in any Material Company Contract with the Company (other than such contracts as relate to any such Person’s ownership of capital stock or other securities of the Company or such Person’s employment with the Company).

2.23 Board of Director and Certain Stockholder Approvals.  The board of directors of the Company (including any required committee or subgroup thereof) and the Stockholder (and the voting shareholders of the Stockholder) have, as of the date of this Agreement, duly approved, this Agreement and the transactions contemplated hereby.

2.24 No Illegal or Improper Transactions.  To the knowledge of the Company and the Stockholder, neither the Company or the Stockholder, nor any officer, director, stockholder, employee, agent or Affiliate thereof on the Company’s or the Stockholder’s behalf, has offered, paid or agreed to pay to any Person (including any governmental official) or solicited, received or agreed to receive from any such Person, directly or indirectly, any money or anything of value for the purpose or with the intent of (a) obtaining or maintaining business for the Company, (b) facilitating the purchase or sale of any product or service, or (c) avoiding the imposition of any fine or penalty, in any manner which is in violation of any applicable ordinance, regulation or law, the effect of which, individually or in the aggregate, would reasonably be expected to be materially adverse to the business, assets, prospects or financial condition of the Company, taken as a whole. To the Company’s and the Stockholder’s knowledge, no employee of the Company has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable law. Neither the Company or the Stockholder, nor any officer, director, employee, stockholder, contractor, subcontractor or agent of the Company, has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. § 1514A(a).

2.25 Representations and Warranties Complete.  The representations and warranties of the Company and the Stockholder included in this Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

2.26 Survival of Representations and Warranties.  The representations and warranties of the Company and the Stockholder set forth in this Agreement shall survive the Closing as set forth in Article VII.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT

Subject to the exceptions set forth in Schedule 3 attached hereto (the “Parent Schedule”), Parent represents and warrants to, and covenants with, the Company and the Stockholder as follows:

3.1 Organization and Qualification.

(a) Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by Parent to be conducted. Parent is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by Parent to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Complete and correct copies of the Charter Documents of Parent, as amended and currently in effect, have been heretofore delivered to the Company. Parent is not in violation of any of the provisions of Parent’s Charter Documents.

(b) Parent is duly qualified or licensed to do business as a foreign corporation and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

3.2 Subsidiaries.

(a) Except for Holdco, which is a wholly owned subsidiary of Parent, and Merger Sub, which is a wholly owned subsidiary of Holdco, Parent has no direct or indirect Subsidiaries and does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and Parent has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(b) Holdco is a corporation duly incorporated, validly existing and in good standing under the law of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by Parent to be conducted. Complete and correct copies of the Charter Documents of Holdco, as amended and currently in effect, have been delivered to the Company or its counsel. Holdco is not in violation of any of the material provisions of its Charter Documents.

(c) Merger Sub is a corporation duly incorporated, validly existing and in good standing under the law of the State of Georgia and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by Parent to be conducted. Complete and correct copies of the Charter Documents of Merger Sub, as amended and currently in effect, have been delivered to the Company or its counsel. Merger Sub is not in violation of any of the material provisions of its Charter Documents.

(d) Each of Holdco and Merger Sub (together, the “Parent Subsidiaries”) has no assets or properties of any kind, does not now conduct and has never conducted any business, and has and will have at the Closing no obligations or liabilities of any nature whatsoever except such obligations and liabilities as are imposed under this Agreement.

3.3 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Parent consists of 160,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, par value $.0001 per share (“Parent Preferred Stock”), of which 69,000,000 shares of Parent Common Stock and no shares of Parent Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable.

(b) Except as set forth in Schedule 3.3(b), (i) no shares of Parent Common Stock or Parent Preferred Stock are reserved for issuance upon the exercise of outstanding options to purchase Parent Common Stock or Parent Preferred Stock granted to employees of Parent or other parties (“Parent Stock Options”) and there are no outstanding Parent Stock Options; (ii) no shares of Parent Common Stock or Parent Preferred Stock are reserved for issuance upon the exercise of outstanding warrants to purchase Parent Common Stock or Parent Preferred Stock; and (iii) no shares of Parent Common Stock or Parent Preferred Stock are reserved for issuance upon the conversion of the Parent Preferred Stock or any outstanding convertible notes, debentures or securities (“Parent Convertible Securities”). All shares of Parent Common Stock and Parent Preferred Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of Parent Common Stock and all outstanding Parent Warrants have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable Parent Contracts (as defined in Section 3.19). Parent has heretofore delivered to the Company true, complete and accurate copies of the Parent Warrants, including any and all documents and agreements relating thereto.

(c) The shares of Holdco Common Stock to be issued by Holdco in connection with the Mergers, upon issuance in accordance with the terms of this Agreement, will be duly authorized and validly issued and such shares of Holdco Common Stock will be fully paid and nonassessable.

(d) Except as set forth in Schedule 3.3(d) or as contemplated by this Agreement or the Parent SEC Reports (as defined in Section 3.7), there are no registrations rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreements or understandings to which the Parent or Holdco is a party or by which the Parent or Holdco is bound with respect to any equity security of any class of the Parent or Holdco.

(e) Except as set forth on Schedule 3.3(e), there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Holdco is a party or by which it is bound obligating Holdco to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock or ownership interests of Holdco or obligating Holdco to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(f) Except as provided for in this Agreement or as set forth in Schedule 3.3(f), as a result of the consummation of the transactions contemplated hereby, no shares of capital stock, warrants, options or other securities of the Parent or Holdco are issuable and no rights in connection with any shares, warrants, options or other securities of the Parent or Holdco accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

3.4 Authority Relative to this Agreement.  Each of Parent and the Parent Subsidiaries has full corporate power or other and authority to: (i) execute, deliver and perform this Agreement, and each ancillary document that Parent or Parent Subsidiaries have executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out Parent’s and the Parent Subsidiaries’ obligations hereunder and thereunder and, to consummate the transactions contemplated hereby (including the Parent Merger). The execution and delivery of this Agreement by Parent and Parent Subsidiaries and the consummation by Parent and the Parent Subsidiaries of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary corporate or other action on the part of Parent and the Parent Subsidiaries (including the approval by their respective boards of directors or similar body), and no other corporate or other proceedings on the part of Parent or the Parent Subsidiaries are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the Parent Stockholder Approval (as defined in Section

5.1(a)). This Agreement has been duly and validly executed and delivered by Parent and each of the Parent Subsidiaries and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of each of Parent and the Parent Subsidiaries, enforceable against Parent and the Parent Subsidiaries in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and the Parent Subsidiaries do not, and the performance of this Agreement by Parent and the Parent Subsidiaries shall not: (i) conflict with or violate Parent’s or Parent Subsidiaries’ Charter Documents, (ii) conflict with or violate any Legal Requirements, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Parent’s or the Parent Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent pursuant to, any Parent Contracts or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Parent Contract, including any “change in control” or similar provision of any Parent Contracts except, with respect to clauses (ii), (iii) or (iv), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on Parent.

(b) The execution and delivery of this Agreement by Parent and the Parent Subsidiaries do not, and the performance of their respective obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or third party, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Parent or any Parent Subsidiary is qualified to do business, (ii) for the filing of any notifications required under the HSR Act and the expiration of the required waiting period thereunder, (iii) the qualification of Holdco as a foreign corporation in those jurisdictions in which the business of Holdco makes such qualification necessary, and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, or after the Closing, the Surviving Pubco or the Surviving Subsidiary, or prevent consummation of the Parent Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

3.6 Compliance.  Each of Parent and the Parent Subsidiaries has complied with, and is not in violation of, any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except where the failure, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on Parent or the Parent Subsidiaries. The business and activities of Parent and the Parent Subsidiaries have not been and are not being conducted in violation of any Legal Requirements, except where the failure, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on Parent or the Parent Subsidiaries. Neither Parent nor any Parent Subsidiary is in default or violation of any term, condition or provision of its Charter Documents. No written notice of non-compliance with any Legal Requirements has been received by Parent or any Parent Subsidiary.

3.7 SEC Filings; Financial Statements.

(a) Parent has made available to the Company and the Stockholder a correct and complete copy of each report, registration statement and definitive proxy statement filed by Parent with the SEC (the “Parent SEC Reports”), which are all the forms, reports and documents required to be filed by Parent with the SEC prior to the date of this Agreement. All Parent SEC Reports required to be filed by Parent since its inception were filed in a timely manner. As of their respective dates the Parent SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent set forth in the preceding sentence, Parent makes no representation or warranty whatsoever concerning any Parent SEC Report as of any time other than the date or period with respect to which it was filed.

(b) Except as set forth in Schedule 3.7(b), each set of financial statements (including, in each case, any related notes thereto) contained in Parent SEC Reports, including each Parent SEC Report filed after the date hereof until the Closing, complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents or will fairly present in all material respects the financial position of Parent at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on Parent taken as a whole.

3.8 No Undisclosed Liabilities.  Parent has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements included in Parent SEC Reports that are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent, except (i) liabilities provided for in or otherwise disclosed in Parent SEC Reports filed prior to the date hereof, and (ii) liabilities incurred since June 30, 2009 in the ordinary course of business, none of which would have a Material Adverse Effect on Parent.

3.9 Absence of Certain Changes or Events.  Except as set forth in Parent SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since June 30, 2009, there has not been: (i) any Material Adverse Effect on Parent, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent’s capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent’s capital stock or any other securities of Parent or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of Parent’s capital stock, (iv) any granting by Parent of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Parent of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Parent of any increase in severance or termination pay or any entry by Parent into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Parent of the nature contemplated hereby, (v) entry by Parent into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by Parent with respect to any Governmental Entity, (vi) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP, (vii) any change in the auditors of Parent, (viii) any issuance of capital stock of Parent, (ix) any revaluation by Parent of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of Parent other than in the ordinary course of business, or (x) any agreement, whether written or oral, to do any of the foregoing.

3.10 Litigation.  There are no claims, suits, actions or proceedings pending or to Parent’s knowledge, threatened against Parent, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator.

3.11 Employee Benefit Plans.  Except as may be contemplated by the Holdco Plan (as defined in Section 5.1(a)), Parent does not maintain, and has no liability under, any employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active or former employee, director or consultant of Parent, or any trade or business (whether or not incorporated) which is under common control with Parent, with respect to which Parent has liability, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of Parent, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

3.12 Labor Matters.  Parent is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Parent and Parent does not know of any activities or proceedings of any labor union to organize any such employees. Parent has no employees and has had no employees since inception.

3.13 Business Activities.  Since its organization, Parent has not conducted any business activities other than activities directed toward the accomplishment of a business combination. Except as set forth in the Parent Charter Documents, there is no agreement, commitment, judgment, injunction, order or decree binding upon Parent or to which Parent is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent, any acquisition of property by Parent or the conduct of business by Parent as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have, a Material Adverse Effect on Parent.

3.14 Title to Property.  Parent does not own or lease any real property or personal property. Except as set forth in Schedule 3.14, there are no options or other contracts under which Parent has a right or obligation to acquire or lease any interest in real property or personal property.

3.15 Taxes.  Except as set forth in Schedule 3.15 hereto:

(a) Parent has timely filed all Returns required to be filed by Parent with any Tax authority prior to the date hereof, except such Returns which are not material to Parent. All such Returns are true, correct and complete in all material respects. Parent has paid all Taxes shown to be due on such Returns.

(b) All Taxes that Parent is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(c) Parent has not been delinquent in the payment of any Tax that has not been accrued for in Parent’s books and records of account for the period for which such Tax relates nor is there any Tax deficiency outstanding, proposed or assessed against Parent, nor has Parent executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d) No audit or other examination of any Return of Parent by any Tax authority is presently in progress, nor has Parent been notified of any request for such an audit or other examination.

(e) No adjustment relating to any Returns filed by Parent has been proposed in writing, formally or informally, by any Tax authority to Parent or any representative thereof.

(f) Parent has no liability for any unpaid Taxes which have not been accrued for or reserved on Parent’s balance sheets included in the audited financial statements for the most recent fiscal year ended, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of Parent in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Parent.

(g) Parent and the Parent Subsidiaries have not taken any action and do not know of any fact, agreement, plan or other circumstances that is reasonably likely to prevent the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

3.16 Environmental Matters.  Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect: (i) Parent has complied with all applicable Environmental Laws; (ii) Parent is not subject to liability for any Hazardous Substance disposal or contamination on any third party property; (iii) Parent has not been associated with any release or threat of release of any Hazardous Substance; (iv) Parent has not received any notice, demand, letter, claim or request for information alleging that Parent may be in violation of or liable under any Environmental Law; and (v) Parent is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

3.17 Brokers.  Except as set forth in Schedule 3.17, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.18 Intellectual Property.  Parent does not own, license or otherwise have any right, title or interest in any material Intellectual Property or Registered Intellectual Property except non-exclusive rights to the name “Triplecrown.”

3.19 Agreements, Contracts and Commitments.

(a) Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, other than confidentiality and non-disclosure agreements, there are no contracts, agreements, leases, mortgages, indentures, notes, bonds, liens, license, permit, franchise, purchase orders, sales orders or other understandings, commitments or obligations (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which Parent is a party or by or to which any of the properties or assets of Parent may be bound, subject or affected, which either (a) creates or imposes a liability greater than $100,000, or (b) may not be cancelled by Parent on less than 30 days’ or less prior notice (“Parent Contracts”). All Parent Contracts are listed in Schedule 3.19 other than those that are exhibits to the Parent SEC Reports.

(b) Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, each Parent Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and is valid and binding upon and enforceable against each of the parties thereto. True, correct and complete copies of all Parent Contracts (or written summaries in the case of oral Parent Contracts) and of all outstanding offers or proposals of Parent have been heretofore made available to the Company.

(c) Neither Parent nor, to the knowledge of Parent, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Parent Contract, and no party to any Parent Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Parent. Each agreement, contract or commitment to which Parent is a party or by which it is bound that has not expired by its terms is in full force and effect, except where such failure to be in full force and effect is not reasonably likely to have a Material Adverse Effect on Parent.

3.20 Insurance.  Except for directors’ and officers’ liability insurance, Parent does not maintain any Insurance Policies.

3.21 Interested Party Transactions.  Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement: (a) no employee, officer, director or stockholder of Parent or a member of his or her immediate family is indebted to Parent nor is Parent indebted (or committed to make loans or extend or guarantee credit) to any of them, other than reimbursement for reasonable expenses incurred on behalf of Parent; (b) to Parent’s knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom Parent is affiliated or with whom Parent has a material contractual relationship, or any Person that competes with Parent, except that each employee, stockholder, officer or director of Parent and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with Parent; and (c) to Parent’s knowledge, no officer, director or stockholder or any member of their immediate families is, directly or indirectly, interested in any material contract with Parent (other than such contracts as relate to any such individual ownership of capital stock or other securities of Parent).

3.22 Indebtedness.  Parent has no indebtedness for borrowed money, except as set forth on Schedule 3.22.

3.23 NYSE Amex Listing.  Parent Common Stock is currently listed on the NYSE Amex. Except as set forth on Schedule 3.23, there is no action or proceeding pending or, to Parent's knowledge, threatened against

Parent by the NYSE Amex or the Financial Industry Regulatory Authority, Inc. with respect to any intention by such entities to prohibit or terminate the listing of Parent Common Stock on the NYSE Amex.

3.24 Board Approval.  The uninterested members of the Board of Directors of Parent and each Parent Subsidiary (including any required committee or subgroup of the Board of Directors of Parent and each Parent Subsidiary) has, as of the date of this Agreement, unanimously (i) declared the advisability of the Mergers and approved this Agreement and the transactions contemplated hereby, and (ii) determined that the Mergers are in the best interests of the stockholders of Parent and each Parent Subsidiary.

3.25 Trust Fund.  As of the date hereof, Parent has no less than $536,930,000 invested in United States Government securities in a trust account administered by Continental (the “Trust Fund”). At Closing, Holdco and/or Parent will be required to pay monies from the Trust Fund (i) as deferred underwriters’ compensation in connection with Parent’s initial public offering, (ii) for income Tax or other Tax obligations generated by the Trust Fund prior to Closing, (iii) reimbursement of expenses to directors, officers and founding stockholders of Parent, (iv) in connection with the actions, agreements and financings undertaken under Section 4.3, (v) to third parties (e.g., professionals, printers, etc.) who have rendered services to Parent in connection with its operations and efforts to effect a business combination, including the Mergers and (vi) for the cost and expenses incurred by the Stockholder, the Company or any Subsidiary, or on behalf of the Stockholder, the Company or any Subsidiary, in the connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereunder as set forth in Schedule 5.20. The balance of the funds will be released to Holdco to pay Parent stockholders who properly exercise their conversion rights and for working capital and general corporate purposes of Holdco and the Company. To the extent funds remain after satisfaction of the foregoing items (i) through (vi) and the payment to converting stockholders of Parent, such funds will be used to make the reimbursements as contemplated by Section 4.2(b).

3.26 Governmental Filings.  Except as set forth in Schedule 3.26, Parent has been granted and holds, and has made, all Governmental Actions/Filings necessary to the conduct by Parent of its business (as presently conducted) or used or held for use by Parent, and true, complete and correct copies of which have heretofore been delivered to the Company. Each such Governmental Action/Filing is in full force and effect and, except as disclosed in Schedule 3.26, will not expire prior to December 31, 2009, and Parent is in material compliance with all of its obligations with respect thereto. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon Parent.

3.27 Representations and Warranties Complete.  The representations and warranties of Parent included in this Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

3.28 Survival of Representations and Warranties.  The representations and warranties of Parent set forth in this Agreement shall survive until the Closing.

3.29 Regulatory Agreements; Investment Company Act.  There are no written agreements, memoranda of understanding, commitment letters, or cease and desist orders, to which Parent or any Parent Subsidiary is a party, on the one hand, and any Governmental Entity is a party or addressee, on the other hand. Parent is not an “investment company” or a Person directly or indirectly controlled by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business by the Company and Parent.  Subject to the other Sections of this Article IV, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company, Parent and the Parent Subsidiaries shall, except to the extent that the other party shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course consistent with past practices, in the case of Parent and the Parent Subsidiaries, or in a commercially reasonable manner, in the case of the Company, and in compliance with all applicable laws and regulations (except where noncompliance would not have a Material Adverse Effect), pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, and use its commercially reasonable best efforts consistent with past practices and policies, in the case of Parent and the Parent Subsidiaries, or in a commercially reasonable manner, in the case of the Company, to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings. In addition, except as required or permitted by the terms of this Agreement, without the prior written consent of the other party, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company, Parent and the Parent Subsidiaries shall not do any of the following (and the Stockholder shall cause the Company not to do any of the following):

(a) Waive any stock repurchase rights, accelerate, amend or (except as specifically provided for herein) change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b) Grant any severance or termination pay to any officer or employee except pursuant to applicable law, written agreements outstanding, or policies existing on the date hereof and as previously or concurrently disclosed in writing or made available to the other party, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(c) Except as contemplated by the IP Transfer Agreement and the transactions contemplated thereunder, transfer or license to any Person or otherwise extend, amend or modify any material rights to any Intellectual Property of the Company or Parent, as applicable, or enter into grants to transfer or license to any Person future patent rights, other than in a commercially reasonable manner provided that in no event shall the Company or Parent license on an exclusive basis or sell any Intellectual Property of the Company or Parent as applicable;

(d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock or other equity securities or ownership interests of such party including repurchases of unvested shares at cost in connection with the termination of the relationship with any employee or consultant pursuant to agreements in effect on the date hereof;

(f) Except for the offering on commercially reasonable terms by the Company of securities, debt or other equity of the Company to raise capital in furtherance of its business plan as described in the business section of the Proxy Statement/Prospectus (the “Capital Raise”), issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or ownership interests, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or other ownership interests, or enter into other agreements or commitments of any character obligating it to issue any such shares, equity securities or other ownership interests or convertible or exchangeable securities;

(g) Amend its Charter Documents;

(h) Except as contemplated by the Farm Purchase Agreement and the transactions contemplated thereunder, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Parent or the Company as applicable, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party’s ability to compete or to offer or sell any products or services. For purposes of this paragraph, “material” includes the requirement that, as a result of such transaction, financial statements of the acquired, merged or consolidated entity be included in the business section of the Proxy Statement/Prospectus);

(i) Except as contemplated by the IP Transfer Agreement and the transactions contemplated thereunder, sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) sales of inventory in a commercially reasonable manner, and (B) the sale, lease or disposition (other than through licensing) of property or assets that are not material, individually or in the aggregate, to the business of such party;

(j) Except as contemplated by the Capital Raise, incur any indebtedness for borrowed money in excess of $200,000 in the aggregate or guarantee any such indebtedness of another Person or Persons in excess of $200,000 in the aggregate, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of such party, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(k) Adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in a commercially reasonable manner with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in a commercially reasonable manner;

(l) Except as contemplated by the Farm Purchase Agreement and the transactions contemplated thereunder, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, in a commercially reasonable manner or in accordance with their terms, or liabilities recognized or disclosed in the Audited Financial Statements or in the most recent financial statements included in the Parent SEC Reports filed prior to the date of this Agreement, as applicable, or incurred since the date of such financial statements, or waive the benefits of, agree to modify in any manner, terminate, release any Person from or knowingly fail to enforce any confidentiality or similar agreement to which the Company is a party or of which the Company is a beneficiary or to which Parent is a party or of which Parent is a beneficiary, as applicable;

(m) Except in a commercially reasonable manner, modify, amend or terminate any Material Company Contract or Parent Contract, as applicable, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(n) Except as required by U.S. GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

(o) Except as contemplated by the Farm Purchase Agreement and the transactions contemplated thereunder and except in a commercially reasonable manner, incur or enter into any agreement, contract or commitment requiring such party to pay in excess of $200,000 in any 12 month period;

(p) Engage in any action that could reasonably be expected to cause the Mergers to fail to qualify as a Tax-free transactions pursuant to Section 351, Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Code;

(q) Settle any litigation where the consideration given is other than monetary or to which an Insider, or any officer, director, shareholder or holder of derivative securities of Parent, as applicable, is a party;

(r) Make or rescind any Tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of such party, settle or compromise any material income Tax liability or, except as required by applicable law, materially change any method of accounting for Tax purposes or prepare or file any Return in a manner inconsistent with past practice;

(s) Form, establish or acquire any subsidiary except as contemplated by this Agreement and/or as specifically described in the business section of the Proxy Statement/Prospectus;

(t) Permit any Person to exercise any of its discretionary rights under any Plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such plans;

(u) Except as contemplated by the Farm Purchase Agreement and the transactions contemplated thereunder, make capital expenditures except in accordance with prudent business and operational practices;

(v) Make or omit to take any action which would be reasonably anticipated to have a Material Adverse Effect;

(w) Enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders, managers, members or other Affiliates other than the payment of salary and benefits in a commercially reasonable manner; or

(x) Agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 4.1 (a) through (w) above.

In addition, the Stockholder shall not do any of the foregoing with respect to itself to the extent it prevents the consummation of the transactions contemplated hereby. Notwithstanding the foregoing, no Capital Raise shall be consummated during the period commencing on the date of effectiveness of the Proxy Statement/Prospectus and ending on the earlier of the date of consummation of the Mergers or the termination of this Agreement.

4.2 Exercise of Certain Contracts.

(a) On or prior to September 15, 2009, the Parent, the Stockholder and the Company shall use commercially reasonable efforts to obtain an extension of the closing date of the agreement by and among the Parent, the Company's Subsidiary, Natural Diary, Inc., and Grimsley LLC, dated as of June 27, 2009 (the “Farm Purchase Agreement”), to purchase certain land and other assets (collectively, the “Grimsley Farm”), to October 22, 2009.

(b) If the parties are unable to obtain such an extension, the Company and/or the Stockholder shall cause the Company’s Subsidiary, Natural Dairy, Inc. (or a subsidiary thereof), to exercise the right to purchase the Grimsley Farm on or prior to September 15, 2009 and shall supply all amounts then due under the Farm Purchase Agreement (“Purchase Cost”). The Company shall cause Natural Dairy, Inc. (or a subsidiary thereof) to hold and maintain the Grimsley Farm on behalf of the Surviving Company pending the Closing of the Company Merger. At the time of the consummation of the Company Merger, the party or parties that funded the amount of the Purchase Cost shall have such amount repaid to it from amounts in the Trust Fund, if any, or if no such amounts are available at Closing after giving effect to all other items required to be paid as described in Section 5.20, such amounts shall be repaid as soon as practicable by Holdco (and in no event later than 90 days after the issuance of such note) and Holdco shall issue to such parties a promissory note evidencing such obligation and paying simple interest at 8% per annum.

(c) If the Mergers are not consummated for any reason, the Company shall repay to Parent all amounts paid by Parent to Grimsley LLC pursuant to the Farm Purchase Agreement on or prior to the date of final distribution of the Trust Fund.

(d) Except as set forth herein, from and after the date hereof, the Farm Purchase Agreement shall not be amended or modified without the prior written consent of each of the Company and Parent. Upon consummation of the transactions contemplated by the Farm Purchase Agreement, Parent shall have all inspection and information rights reasonably necessary to ensure the Grimsley Farm is properly maintained and operated prior to the consummation of the Company Merger.

4.3 Purchases of Parent Common Stock and Warrants.  Notwithstanding anything to the contrary contained in this Agreement, from and after the date of this Agreement until the Closing, for purposes of achieving approval of the Mergers and the related transactions by the stockholders of Parent, Parent and its Affiliates may, and shall be permitted to, seek, negotiate and enter into arrangements for the purchase, redemption, tender or assignment of currently outstanding shares of Parent Common Stock and/or Parent Warrants, declare lawful dividends to be effective immediately following the Effective Time or enter into similar or related arrangements and engage in related undertakings that would be consummated at, prior to or immediately following Closing and which may utilize a portion of the funds held in the Trust Fund and/or released from the Trust Fund upon consummation of the transactions contemplated hereunder. The parties to this Agreement and/or their Affiliates may secure a bridge loan or loans or similar credit facilities to finance the foregoing activities, in which case, the obligations to the lenders under such facilities shall be repaid at Closing from amounts in the Trust Fund or from amounts held by Holdco.

4.4 Exclusivity.

(a) From the date hereof until the earlier of (x) the termination of this Agreement pursuant to Section 8.1 or (y) October 22, 2009, the Company and the Stockholder shall not, and the Company and the Stockholder shall each use commercially reasonable best efforts to cause each of its officers, directors, employees, stockholders, representatives and agents not to, directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any Person (other than the Parent) concerning any Acquisition Transaction or (ii) take any other action intended or designed to facilitate the efforts of any Person (other than Parent) relating to a possible Acquisition Transaction. For purposes of this Agreement, the term “Acquisition Transaction” shall mean any of the following involving the Company or any Subsidiary: (i) any merger, consolidation, share exchange, business combination or other similar transaction (excluding the transactions contemplated by this Agreement); or (ii) any sale, lease, exchange, transfer or other disposition of any of the assets of the Company or Subsidiaries (other than in a commercially reasonable manner) or any shares of the capital stock of the Company or any Subsidiary in a single transaction or series of transactions (excluding the Capital Raise and the transactions contemplated by this Agreement).

(b) In the event that there is an unsolicited proposal for or an unsolicited indication of a serious interest in entering into, an Acquisition Transaction, communicated to the Company or the Stockholder (or any of the Stockholder’s officers, directors, employees or stockholders) or any of their respective representatives or agents, such party shall promptly give written notice of same to the Parent.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Proxy Statement/Prospectus; Special Meeting.

(a) As soon as is reasonably practicable after receipt by Parent from the Company of all financial and other information relating to the Company as Parent may reasonably request for its preparation, Parent shall prepare and file with the SEC under the Securities Act, and with all other applicable regulatory bodies, a registration statement on Form S-4 with respect to the shares of Holdco Common Stock into which Parent’s outstanding common stock will be converted in connection with the Mergers (the “Registration Statement”), which shall include proxy materials for the purpose of soliciting proxies from holders of Parent Common Stock to vote, at a meeting of the holders of Parent Common Stock to be called for such purpose (the “Special Meeting”), in favor of (i) the amendments to Parent’s amended and restated certificate of incorporation necessary to allow Parent to complete the Mergers as contemplated hereby and in compliance with the DGCL and GCL, (ii) the adoption of this Agreement and the approval of the Mergers (“Parent Stockholder Approval”), (iii) increasing the authorized number of shares of capital stock of Surviving Pubco to 200,000,000 shares of common stock and 1,000,000 shares of preferred stock, (iv) the effective modifications to the public corporation’s certificate of incorporation resulting from the adoption of Holdco’s certificate of incorporation as the certificate of incorporation of the Surviving Pubco, and (v) an adjournment proposal, if necessary, to adjourn the Special Meeting if, based on the tabulated vote count, Parent and Holdco are not authorized to proceed with the Mergers. The Registration Statement shall also include such information as necessary for its use as contemplated by Section 5.1(c) below. Such proxy materials shall be in the form of a proxy statement/prospectus to be used for the purpose of soliciting proxies from holders of Parent Common Stock for the matters to be acted upon at the Special Meeting and also for the purpose of issuing Holdco Common Stock as contemplated hereby and permitted by Law (the “Proxy Statement/Prospectus”). The Company shall furnish to Parent all information concerning the Company (and its Subsidiaries and the Stockholder) as Parent may reasonably request in connection with the preparation of the Registration Statement. The Company and its counsel shall be given an opportunity to review and comment on the Registration Statement prior to its filing with the SEC. Parent, with the assistance of the Company and its counsel, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use commercially reasonable best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as practicable. Parent shall also take any and all actions required to satisfy the requirements of the Securities Act and the Exchange Act.

(b) As soon as practicable following the declaration of effectiveness of the Registration Statement by the SEC, Parent shall distribute the Proxy Statement/Prospectus to the holders of Parent Common Stock and, pursuant thereto, shall call the Special Meeting in accordance with the DGCL and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the Merger and the other matters presented to the stockholders of Parent for approval or adoption at the Special Meeting, including, without limitation, the matters described in Section 5.1(a).

(c) As soon as practicable following the declaration of effectiveness of the Registration Statement by the SEC, Parent shall distribute the Proxy Statement/Prospectus to the holders of Parent Warrants and, pursuant thereto, shall call a special meeting of the holders of the Parent Warrants in accordance with the DGCL (“Warrantholders Meeting”) and, subject to the other provisions of this Agreement, solicit proxies from such holders of the Parent Warrants to vote in favor of the adoption (“Warrantholders Approval”) of the Warrant Amendment Agreement between Holdco, as the Surviving Pubco, Parent and Continental Stock Transfer & Trust Company in the form of Exhibit I hereto (“Warrant Amendment Agreement”), which, if adopted, shall increase the exercise price of the Holdco Warrants to $12.00 per share, extend the duration of each Holdco Warrant by one additional year and increase the redemption price of the Holdco Warrants to $17.00.

(d) Parent shall comply with all applicable provisions of and rules under the Securities Act, the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Registration Statement and the Proxy Statement/Prospectus, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting and Warrantholders Meeting. Without limiting the foregoing, Parent shall ensure that the Proxy Statement/Prospectus does not, as of the date on which the Registration Statement is declared effective, and as of the date of the Special Meeting and Warrantholders Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished by the Company for inclusion in the Proxy Statement/Prospectus). Each of the Company and the Stockholder represents and warrants that the information relating to the Company and the Stockholder supplied by the Company or the Stockholder for inclusion in the Proxy Statement/Prospectus will not as of the date on which the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first distributed to stockholders of Parent or at the time of the Special Meeting or Warrantholders Meeting contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

(e) Parent, acting through its board of directors, shall include in the Proxy Statement/Prospectus the recommendation of its board of directors that the holders of Parent Common Stock vote in favor of the adoption of this Agreement and the approval of the Mergers and that the holders of the Parent Warrants vote in favor of the adoption of the Warrant Amendment Agreement and shall otherwise use commercially reasonable best efforts to obtain the Parent Stockholder Approval and Warrantholders Approval.

5.2 Directors and Officers of Surviving Pubco and Surviving Subsidiary After Merger.  The Parties shall take all necessary action so that the persons listed in Schedule 5.2 are elected to the positions of officers and directors of Surviving Pubco and Surviving Subsidiary, as set forth therein, to serve in such positions effective immediately after the Closing. If any Person listed in Schedule 5.2 is unable to serve, the party appointing such Person shall designate a successor; provided that, if such designation is to be made after the Closing, any successor to a Person designated by Parent shall be made by the person serving as Chief Executive Officer of Parent immediately prior to Closing.

5.3 HSR Act.  If required pursuant to the HSR Act, as promptly as practicable after the date of this Agreement, Parent and the Company shall each prepare and file the notification required of it thereunder in connection with the transactions contemplated by this Agreement and shall promptly and in good faith respond to all information requested of it by the Federal Trade Commission and Department of Justice in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Entities. Parent and the Company shall (a) promptly inform the other of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the transactions contemplated by this Agreement, (b) give the other prompt notice of the commencement of any action, suit, litigation, arbitration, proceeding or investigation by or before any Governmental Entity with respect to such transactions and (c) keep the other reasonably informed as to the status of any such action, suit, litigation, arbitration, proceeding or investigation. Filing fees with respect to the notifications required under the HSR Act shall be paid by the Company.

5.4 Other Actions.

(a) As promptly as practicable after execution of this Agreement, Parent will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (“Signing Form 8-K”), which the Company shall have the right to review and comment upon prior to filing. Any language included in the Signing Form 8-K that reflects the Company’s comments, as well as any text as to which the Company has not commented upon being given a reasonable opportunity to comment, shall, notwithstanding the provisions of Sections 5.6 and 5.7, be deemed to have been approved by the Company and the Stockholder and may henceforth be used by Parent in other filings made by it with the SEC and in other documents distributed by Parent in connection with the transactions contemplated by this Agreement without further review or consent of the Stockholder or the Company. Promptly after the execution of this Agreement, Parent and the Company shall also issue a mutually agreed upon press release pursuant to Section 5.7 announcing the execution of this Agreement (the “Signing Press Release”).

(b) At least five (5) days prior to Closing, Parent shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Mergers in any report or form to be filed with the SEC (“Closing Form 8-K”), which shall be in a form reasonably acceptable to the Company. Prior to Closing, Parent and the Company shall prepare a press release announcing the consummation of the Mergers hereunder (“Closing Press Release”). Concurrently with the Closing, Surviving Pubco shall distribute the Closing Press Release. Concurrently with the Closing, or as soon as practicable thereafter, Surviving Pubco shall file the Closing Form 8-K with the Commission.

5.5 Required Information.  In connection with the preparation of the Signing Form 8-K, the Signing Press Release, the Registration Statement, the Closing Form 8-K and the Closing Press Release, or any other statement, filing notice or application made by or on behalf of Parent, Surviving Pubco and/or the Company to any Government Entity or other third party in connection with Mergers and the other transactions contemplated hereby, and for such other reasonable purposes, the Company and the Stockholder, on the one hand, and Parent, on the other hand, shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, officers, managers, members and stockholders (including the directors and officers of Surviving Pubco and Surviving Subsidiary to be appointed or elected effective as of the Closing pursuant to Section 5.2 hereof) and such other matters as may be reasonably necessary or advisable in connection with the Mergers. Each party warrants and represents to the other party that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

5.6 Confidentiality; Access to Information.

(a) Confidentiality.  Any confidentiality agreement previously executed by the parties shall be superseded in its entirety by the provisions of this Agreement. Each party agrees to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement. Such confidentiality obligations will not apply to (i) information which was known to the one party or their respective agents prior to receipt from the other party; (ii) information which is or becomes generally known to the public through no fault of the party receiving the information; (iii) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; and (iv) disclosure required by law or at the order of any Governmental Entity having jurisdiction over such party (including, without limitation, any rules or regulations of the SEC or the Financial Industry Regulatory Authority). In the event this Agreement is terminated as provided in Article VIII hereof, each party (i) will destroy or return or cause to be destroyed or returned to the other all documents and other material obtained from the other in connection with the Mergers contemplated hereby, and (ii) will use its commercially reasonable best efforts to delete from its computer systems all documents and other material obtained from the other in connection with the Mergers contemplated hereby.

(b) Access to Information.

(i) The Company and the Stockholder will afford Parent and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company during the period prior to the Closing to obtain all information concerning the business, including proposed business and operations and the status of business development efforts, properties, results of operations and personnel of the Company, as Parent may reasonably request. No information or knowledge obtained by Parent in any investigation pursuant to this Section 5.6(b) will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Mergers.

(ii) Parent will afford the Company, the Stockholder and their financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Parent during the period prior to the Closing to obtain all information concerning the business, including properties, results of operations and personnel of Parent, as the Company or the Stockholder may reasonably request. No information or knowledge obtained by the Company in any investigation pursuant to this Section 5.6(b) will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Mergers.

5.7 Public Disclosure.  From the date of this Agreement until Closing or termination, the parties shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the transactions governed by it, and no party shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transaction without the prior consent of Parent (in the case of the Company and the Stockholder) or the Company or the Stockholder (in the case of Parent), except as required by any legal requirement or by the rules and regulations of, or pursuant to any agreement of a stock exchange or trading system. Each party will not unreasonably withhold approval from the others with respect to any press release or public announcement. If any party determines with the advice of counsel that it is required to make this Agreement and the terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall, at a reasonable time before making any public disclosure, consult with the other party regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other party and disclose only such information as is legally compelled to be disclosed. This provision will not apply to communications by any party to its counsel, accountants and other professional advisors.

5.8 Commercially Reasonable Best Efforts.  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Mergers and the other transactions contemplated by this Agreement, including using commercially reasonable best efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and third parties and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, including the consents referred to in Schedule 2.5 of the Company Schedule, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Parent and its board of directors and the Company and its board of directors and the Stockholder shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Mergers, this Agreement or any of the transactions contemplated by this Agreement, use its commercially reasonable best efforts to enable the Mergers and the other transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent, the Company or the Stockholder to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

5.9 Tax-Free Transactions.  Neither Parent nor the Company nor the Members shall take any action prior to or following the Mergers that could reasonably be expected to cause the Mergers to fail to qualify as Tax-free transactions pursuant to Section 351, Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Code and the Regulations thereunder.

5.10 Certain Claims.  As additional consideration for the issuance of Holdco Common Stock pursuant to this Agreement, the Stockholder hereby releases and forever discharges, effective as of the Closing Date, the Company and its directors, officers, managers, employees and agents, from any and all rights, claims, demands, judgments, obligations, liabilities and damages, whether accrued or unaccrued, asserted or unasserted, and whether known or unknown arising out of or resulting from the Stockholder’s (i) status as a holder of an equity interest in the Company; and (ii) service, management, consulting or other similar agreement entered into with the Company prior to Closing to the extent that the basis for claims under any such agreement that survives the Closing arise prior to the Closing, provided, however, the foregoing shall not release any obligations of Surviving Pubco set forth in this Agreement or any of the other documents executed in connection with the transactions contemplated hereby.

5.11 No Securities Transactions.  Neither the Company or the Stockholder nor any of their Affiliates, directly or indirectly, shall engage in any transactions involving the securities of Parent prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. Each of the Company and the Stockholder shall use its commercially reasonable best efforts to require each of its officers, directors, stockholder and employees, and shall use commercially reasonable best efforts to require each of its agents, advisors, contractors, associates, clients, customers and representatives, to comply with the foregoing requirement.

5.12 No Claim Against Trust Fund.  Notwithstanding anything else in this Agreement, the Company and the Stockholder acknowledge that they have read Parent’s final prospectus dated October 22, 2007 and understand that Parent has established the Trust Fund for the benefit of Parent’s public stockholders and that Parent may disburse monies from the Trust Fund only (a) to Parent in limited amounts for its working capital requirements and Tax obligations, (b) to Parent’s public stockholders in the event they elect to convert their shares into cash in accordance with Parent’s Charter Documents and/or the liquidation of Parent or (c) to Parent concurrently with, or after it consummates, a business combination. The Company and the Stockholder further acknowledge that, if the transactions contemplated by this Agreement, or, upon termination of this Agreement, another business combination, are not consummated by October 22, 2009, Parent will be obligated to return to its stockholders the amounts being held in the Trust Fund. Accordingly, the Company and the Stockholder, for themselves and their subsidiaries, affiliated entities, directors, officers, managers, members, employees, stockholders, representatives, advisors and all other associates and Affiliates, hereby waive all rights, title, interest or claim of any kind against Parent to collect from the Trust Fund any monies that may be owed to them by Parent for any reason whatsoever, including but not limited to a breach of this Agreement by Parent or any negotiations, agreements or understandings with Parent (whether in the past, present or future), and will not seek recourse against the Trust Fund at any time for any reason whatsoever. This section will survive this Agreement and will not expire and will not be altered in any way without the express written consent of Parent, the Company and the Stockholder.

5.13 Disclosure of Certain Matters.  Each of Parent, on the one hand, and the Company and the Stockholder, on the other hand, will provide the other with prompt written notice of any event, development or condition that (a) would cause any of such party’s representations and warranties to become untrue or misleading or which may affect its ability to consummate the transactions contemplated by this Agreement, (b) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (c) gives such party any reason to believe that any of the conditions set forth in Article VI will not be satisfied, (d) is of a nature that is or may be materially adverse to the operations, prospects or condition (financial or otherwise) of the Company or Parent, as applicable, or (e) would require any amendment or supplement to the Proxy Statement/Prospectus. Notwithstanding any such disclosure after the date hereof, the representations and warranties of the parties shall be as made on the date of execution of this Agreement and with reference to the Disclosure Schedule as they exist at the time of execution of this Agreement, subject to such anticipated changes as expressly contemplated by this Agreement as of the date of execution.

5.14 Securities Listing.  Parent and the Company shall use their commercially reasonable best efforts to obtain the listing for trading on the New York Stock Exchange or, if such listing is not obtainable, on the Nasdaq, of the Holdco Common Stock and the Holdco Warrants. If any such listing is not obtained by the Closing, the parties shall continue to use their commercially reasonable best efforts after the Closing to obtain such listing.

5.15 Further Actions.

(a) The Company shall use its commercially reasonable best efforts to take such actions as are necessary to fulfill its obligations under this Agreement.

(b) Parent shall use its commercially reasonable best efforts to take such actions as are necessary to fulfill its obligations under this Agreement.

5.16 Charter Protections; Directors’ and Officers’ Liability Insurance.

(a) All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of Parent as provided in the Charter Documents of Parent or in any indemnification agreements shall survive the Mergers and shall continue in full force and effect in accordance with their terms.

(b) For a period of six (6) years after the Closing Date, Holdco shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Parent (or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous), with respect to claims arising from facts and events that occurred prior to the Closing Date.

(c) If Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this Section 5.16.

(d) The provisions of this Section 5.16 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of Parent for all periods ending on or before the Closing Date and may not be changed without the consent of Committee referred to in Section 1.16.

5.17 Insider Loans; Equity Ownership in Subsidiaries.  The Stockholder and each officer, director, employee and consultant of the Company and each similar person, at or prior to Closing, shall (i) repay to the Company any loan by the Company to such person and any other amount owed by such person to the Company; (ii) cause any guaranty or similar arrangement pursuant to which the Company has guaranteed the payment or performance of any obligations of such person to a third party to be terminated; and (iii) cease to own any direct equity interests in any Subsidiary of the Company or in any other Person that utilizes the name “Natural Dairy” or “Cullen Agricultural” or derivatives thereof.

5.18 Certain Financial Information.  Within fifteen (15) business days after the end of each calendar month between the date hereof and the earlier of the Closing Date and the date on which this Agreement is terminated, the Company shall deliver to Parent unaudited consolidated financial statements of the Company for such month, including a balance sheet, statement of operations, statement of cash flows and statement of stockholders’ equity, that are certified as correct and complete by a suitably authorized officer of the Company, prepared in accordance with the U.S. GAAP applied on a consistent basis to prior periods (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of the Company at the date thereof and the results of its operations and cash flows for the period indicated, except that such statements need not contain notes and may be subject to normal adjustments that are not expected to have a Material Adverse Effect on the Company.

5.19 Access to Financial Information.  The Company will, and will cause its auditors to (a) continue to provide Parent and its advisors full access to all of the Company’s financial information used in the preparation of its Audited Financial Statements and the financial information furnished pursuant to Section 5.18 hereof and (b) cooperate fully with any reviews performed by Parent or its advisors of any such financial statements or information.

5.20 Trust Fund Disbursement.  Parent shall cause the Trust Fund to be dispersed at Closing to pay the amounts payable (i) as deferred underwriters’ compensation in connection with Parent’s initial public offering, (ii) for income Tax or other Tax obligations generated by the Trust Fund prior to Closing, (iii) reimbursement of expenses to directors, officers and founding stockholders of Parent, (iv) in connection with the actions, agreements and financings undertaken under Section 4.3, (v) to third parties (e.g., professionals, printers, etc.) who have rendered services to Parent in connection with its operations and efforts to effect a business combination, including the Mergers and (vi) for the cost and expenses incurred by the Stockholder, the Company or any Subsidiary, or on behalf of the Stockholder, the Company or any Subsidiary, in the connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereunder as set forth in Schedule 5.20. The balance of the funds will be released to Holdco to pay Parent stockholders who properly exercise their conversion rights and for working capital and general corporate purposes of Holdco and the Company. To the extent funds remain after satisfaction of the foregoing items (i) through (vi) and the payment to converting stockholders of Parent, such funds will be used to make the reimbursements as contemplated by Section 4.2(b).

5.21 Section 16 Matters.  Prior to the Effective Time, Parent and the Company shall take all reasonable steps as may be required or permitted to cause any dispositions of the Parent Common Stock and Parent Warrants that occur or are deemed to occur by reason of or pursuant to the transactions contemplated by this Agreement by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

5.22 Surrender of Founders Shares.  Concurrently with Closing, the 4,630,000 shares of Holdco Common Stock deemed issued upon conversion of the Parent Common Stock beneficially held by Jonathan Ledecky and the 6,630,000 shares of Holdco Common Stock deemed issued upon conversion of the Parent Common Stock beneficially held by Eric Watson, shall be transferred to Holdco and immediately and automatically cancelled by Holdco.

5.23 [Reserved.]

5.24 Consulting Agreement Amendments.  The consulting agreements between Parent and each of Paul Vassilakos (or his entity as applicable) and Miles Leahy shall be amended at Closing in the form of Exhibit J and Exhibit K hereto (together the “Consulting Agreement Amendments”).

5.25 Noncompete.

(a) For a period of three years from the date of the Closing, neither the Stockholder nor any director or officer or stockholder of the Stockholder shall, directly or indirectly, individually or as an employee, partner, officer, director or shareholder or in any other capacity whatsoever of or for any Person other than Surviving Pubco, Surviving Subsidiary or their respective Subsidiaries or Affiliates (and other as passive investors of less than 5% of the voting stock of a company listed on a national exchange):

(i) Own, manage, operate, sell, control or participate in the ownership, management, operation, sales or control of or be connected in any manner, including as an employee, advisor or consultant or similar role, with any business engaged, in the geographical areas referred to in Section 5.25(b) below, in the design, research, development, marketing, sale, branding or licensing of products or services that are substantially similar to or competitive with the business of Surviving Subsidiary, including such operations as contemplated to be undertaken by the Proxy Statement/Prospectus; or

(ii) Recruit, attempt to hire, solicit, or assist others in recruiting or hiring, in or with respect to the geographical areas referred to in Section 5.25(b) below, any person who is an employee of Surviving Pubco or Surviving Subsidiary or any of their respective Subsidiaries or Affiliates or induce or attempt to induce any such employee to terminate his employment with Surviving Pubco, Surviving Subsidiary or any of their respective Subsidiaries or Affiliates; provided, however, a general solicitation of employment placed by the Stockholder or any of its directors, officers or stockholders to which employees of Surviving Pubco or Surviving Subsidiary or any of their respective subsidiaries or Affiliates respond shall not be deemed a breach of this sub Section.

(b) The geographical areas in which the restrictions provided for in this Section apply include all cities, counties and states of the United States, and all other countries in which Surviving Pubco, Surviving Subsidiary (or any of their respective Subsidiaries or Affiliates) are conducting business at the time in question, whether or not any of Surviving Pubco or Surviving Subsidiary (or such Subsidiary or Affiliate) has an actual physical presence in such location. The Stockholder acknowledges that the obligations and restrictions provided for herein are an integral part of the consideration motivating Parent to enter into this Agreement.

(c) In addition to, and not in limitation of, the non-competition covenants set forth above in this Section, the Stockholder agrees that it will not, either for itself or for any other Person, directly or indirectly (other than for Holdco, Parent, the Company and any of their respective Subsidiaries or Affiliates and other as a passive investor of less than 5% of the voting stock of a company listed on a national exchange), solicit business away from, or attempt to sell, license or provide the same or similar products or services as are then provided by Surviving Pubco or Surviving Subsidiary or any Subsidiary or Affiliate thereof to any customer thereof.

(d) Within ten business days of the date of this Agreement, the Company and the Stockholder shall cause the persons listed on Schedule 5.25 to execute a letter (“Cullen Noncompete Letters”) agreeing to be bound by the provisions of this Section 5.25. The Company and the Stockholder hereby represent and warrant that the persons listed on Schedule 5.25 comprise all of the persons described in Section 5.25(a), above.

(e) It is the intent of the parties that the provisions of this Section will be enforced to the fullest extent permissible under applicable law. If any particular provision or portion of this Section is adjudicated to be invalid or unenforceable, the Agreement will be deemed amended to revise that provision or portion to the minimum extent necessary to render it enforceable. Such amendment will apply only with respect to the operation of this Section in the particular jurisdiction in which such adjudication was made.

ARTICLE VI

CONDITIONS TO THE TRANSACTION

6.1 Conditions to Obligations of Each Party to Effect the Mergers.  The respective obligations of each party to this Agreement to effect the Mergers shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) Parent Stockholder Approval.  The Parent Stockholder Approval shall have been obtained by the requisite vote under the laws of the State of Delaware and the Parent Charter Documents.

(b) Parent Common Stock.  Holders of thirty percent (30%) or more of the shares of Parent Common Stock issued in Parent’s initial public offering of securities and outstanding as of the record date for the Special Meeting shall not have exercised their rights to convert their shares into a pro rata share of the Trust Fund in accordance with Parent’s certificate of incorporation.

(c) Effective Registration Statement.  The Registration Statement shall have been declared effective by the SEC and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC. All necessary permits and authorizations under state securities or Blue Sky laws, the Securities Act and the Exchange Act relating to the issuance and trading of the Holdco Common Stock to be issued hereunder shall have been obtained and shall be in effect.

(d) HSR Act; No Order.  All specified waiting periods under the HSR Act shall have expired and no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Mergers illegal or otherwise prohibiting consummation of the Mergers, substantially on the terms contemplated by this Agreement.

(e) Opinion of Counsels.  The Company shall have received from Graubard Miller, counsel to Parent, and Parent shall have received from Ellenoff Grossman & Schole LLP, counsel to the Company, an opinion of counsel in the form mutually agreed upon by the parties.

6.2 Additional Conditions to Obligations of the Company and the Stockholder.  The obligations of the Company and the Stockholder to consummate and effect the Mergers shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company.

(a) Representations and Warranties.  Each representation and warranty of Parent contained in this Agreement that is (i) qualified as to materiality shall have been true and correct (A) as of the date of this Agreement and (B) subject to the provision of the last sentence of Section 5.13, on and as of the Closing Date with the same force and effect as if made on the Closing Date, and (ii) not qualified as to materiality shall have been true and correct (A) as of the date of this Agreement and (B) subject to the provision of the last sentence of Section 5.13, on and as of the Closing Date in all material respects with the same force and effect as if made on the Closing Date. The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent (“Parent Closing Certificate”).

(b) Agreements and Covenants.  Parent and the Parent Subsidiaries shall have materially performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and the Parent Closing Certificate shall include a provision to such effect.

(c) No Litigation.  No action, suit or proceeding shall be pending or threatened before any Governmental Entity or by any third party against Parent or any Affiliate thereof which, in the reasonable opinion of Company counsel, is likely to occur and (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely the right of the Surviving Pubco or Surviving Subsidiary to own, operate or control any of its respective assets following the Mergers and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect..

(d) Consents.  Parent shall have obtained all material consents, waivers and approvals required to be obtained by Parent in connection with the consummation of the transactions contemplated hereby, and the Parent Closing Certificate shall include a provision to such effect.

(e) Material Adverse Effect.  No Material Adverse Effect with respect to Parent shall have occurred since the date of this Agreement.

(f) SEC Compliance.  Immediately prior to Closing, Parent shall be in compliance with the reporting requirements under the Securities Act and Exchange Act applicable to Parent.

(g) [Reserved]

(h) Other Deliveries.  At or prior to Closing, Parent shall have delivered to the Company (i) copies of resolutions and actions taken by Parent's and each Parent Subsidiary’s board of directors and stockholders in connection with the approval of this Agreement and the transactions contemplated hereunder, as certified by the respective corporate secretary of each of Parent and the Parent Subsidiaries and (ii) such other documents or certificates as shall reasonably be required by the Company and its counsel in order to consummate the transactions contemplated hereunder.

(i) Resignations.  The persons listed in Schedule 6.2(i) shall have resigned from all of their positions and offices with Parent.

(j) Trust Fund.  Parent shall have made appropriate arrangements to have the Trust Fund disbursed in accordance with Section 5.20.

(k) Special Meeting.  The requisite approval from the holders of Parent Common Stock and Parent Warrants at the Special Meeting shall have been obtained such that those proposals and actions (other than those regarding adjournment) described in Section 5.1 shall have been adopted in accordance with the DGCL and Parent’s Charter.

(l) Warrant Amendment Proposal.  The Warrant Amendment Proposal shall have been approved by the necessary warrantholders to adopt and effect the Warrant Amendment.

(m) The Consulting Agreement Amendments.  The Consulting Agreement Amendment shall be executed and delivered by Parent.

(n) Ledecky Founder Share Surrender.  The shares of Holdco Common Stock owned by Mr. Ledecky to be surrendered under Section 5.22 shall have been so surrendered by Mr. Ledecky.

(o) Opinion of Delaware Counsel.  Parent shall have received an opinion of Richards, Layton & Finger, P.A., in form and substance reasonably satisfactory to both Parent and the Company, that the amendments to Parent’s amended and restated certificate of incorporation necessary to allow Parent to complete the Mergers as contemplated hereby would be valid and effective under the DGCL when filed with the Secretary of State of Delaware and such amended and restated certificate of incorporation of Parent shall have been filed with the Secretary of State of Delaware and shall be in full force and effect at the Closing.

(p) [Reserved]

6.3 Additional Conditions to the Obligations of Parent.  The obligations of Parent and the Parent Subsidiaries to consummate and effect the Mergers shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties.  Each representation and warranty of the Company and the Stockholder contained in this Agreement that is (i) qualified as to materiality shall have been true and correct (A) as of the date of this Agreement and (B) subject to the provisions of the last sentence of Section 5.13, on and as of the Closing Date with the same force and effect as if made on the Closing Date, and (ii) not qualified as to materiality shall have been true and correct (A) as of the date of this Agreement and (B) subject to the provisions of the last sentence of Section 5.13, on and as of the Closing Date in all material respects with the same force and effect as if made on the Closing Date. Parent shall have received a certificate with respect to the foregoing signed on behalf of each of the Company and the Stockholder by an authorized officer of each (“Company Closing Certificate”).

(b) Agreements and Covenants.  The Company and the Stockholder shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of the Company) does not, or will not, constitute a Material Adverse Effect on the Company, and the Company Closing Certificate shall include a provision to such effect.

(c) No Litigation.  No action, suit or proceeding shall be pending or threatened before any Governmental Entity or by any third party against the Company or the Stockholder which, in the reasonable opinion of Parent counsel, is likely to occur and (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely the right of the Surviving Pubco or Surviving Subsidiary to own, operate or control any of its respective assets following the Mergers and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d) Consents.  The Company and the Stockholder shall have obtained all material consents, waivers, permits and approvals required to be obtained by the Company and the Stockholder in connection with the consummation of the transactions contemplated hereby, including all Governmental and Third Party Consents, and the Company Closing Certificate shall include a provision to such effect.

(e) Material Adverse Effect.  No Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement.

(f) Lock-Up Agreements.  The Lock-Up Agreements in the form of Exhibit F shall be in full force and effect.

(g) Employment Agreements.  Employment Agreements between Natural Dairy, Inc. and Richard Watson in the form of Exhibit L shall be executed and delivered to Parent.

(h) [Reserved]

(i) [Reserved]

(j) Cullen Noncompete Letters.  Parent shall have received executed Cullen Noncompete Letters from each of the persons required under Section 5.25 above and each such letter shall have been duly and validly executed and shall be in full force and effect.

(k) Watson Founder Share Surrender.  The surrender of the shares of Holdco Common Stock owned by Mr. Watson to be surrendered under Section 5.22 shall have been so surrendered by Mr. Watson.

(l) Farm Purchase.  Natural Dairy, Inc. (or a subsidiary thereof) has performed its obligations under the Farm Purchase Agreement and, if the Farm has been purchased, Natural Dairy, Inc. (or a subsidiary thereof) shall have held and maintained the Farm on behalf of the Surviving Pubco and Surviving Company as contemplated by Section 4.2(b).

(m) [Reserved]

(n) The Consulting Agreement Amendments.  The Consulting Agreement Amendment shall be executed and delivered by each of Messrs. Vassilakos (or his entity as applicable) and Leahy.

(o) IP Transfer Agreement.  The IP Transfer Agreement shall be in full force and effect and the transactions contemplated thereby shall have been consummated or shall be consummated concurrently with the Closing.

(p) Other Deliveries.  At or prior to Closing, the Company and the Stockholder shall have delivered to Parent: (i) copies of resolutions and actions taken by the Company's board of directors and the Stockholder’s board of directors and the Stockholder’s stockholders in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by Parent and its counsel in order to consummate the transactions contemplated hereunder.

(q) Resignations.  The persons listed in Schedule 6.3(q) shall have resigned from their positions and offices with the Company.

ARTICLE VII

INDEMNIFICATION

7.1 Indemnification.

(a) Indemnification of Parent.  Subject to the terms and conditions of this Article VII (including without limitation the limitations set forth in Section 7.4), Parent, the Surviving Pubco, the Surviving Subsidiary and their respective representatives, successors and permitted assigns (the “Parent Indemnitees”) shall be indemnified, defended and held harmless by the Stockholder, but, except as provided for in this Article VII, only to the extent of the Escrow Shares, from and against all Losses asserted against, resulting to, imposed upon, or incurred by any Parent Indemnitee by reason of, arising out of or resulting from:

(i) the inaccuracy or breach of any representation or warranty of the Company contained in or made pursuant to this Agreement, any Schedule or any certificate delivered by the Company to Parent pursuant to this Agreement with respect hereto or thereto in connection with the Closing; and

(ii) the non-fulfillment or breach of any covenant or agreement of the Company contained in this Agreement.

(b) Losses.  As used in this Article VII, the term “Losses” shall include all losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses) including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties or whether or not ultimately determined to be valid.

7.2 Indemnification of Third Party Claims.  The indemnification obligations and liabilities under this Article VII with respect to actions, proceedings, lawsuits, investigations, demands or other claims brought against a party under an obligation to indemnify pursuant to Section 7.1 (the “Indemnifying Party”) by a Person other than a party entitled to indemnification pursuant to Section 7.1 (the “Indemnified Party”) (a “Third Party Claim”) shall be subject to the following terms and conditions:

(a) Notice of Claim.  The Indemnified Party will give the Indemnifying Party prompt written notice after receiving written notice of any Third Party Claim or discovering the liability, obligation or facts giving rise to such Third Party Claim (a “Notice of Claim”) which Notice of Third Party Claim shall set forth (i) a brief description of the nature of the Third Party Claim, (ii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), and (iii) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance, and the Indemnifying Party shall be entitled to participate in the defense of Third Party Claim at its expense.

(b) Defense.  The Indemnifying Party shall have the right, at its option (subject to the limitations set forth in subsection 7.2(c) below) and at its own expense, by written notice to the Indemnified Party, to assume the entire control of, subject to the right of the Indemnified Party to participate (at its expense and with counsel of its choice) in, the defense, compromise or settlement of the Third Party Claim as to which such Notice of Claim has been given, and shall be entitled to appoint a recognized and reputable counsel reasonably acceptable to the Indemnified Party to be the lead counsel in connection with such defense. If the Indemnifying Party is permitted and elects to assume the defense of a Third Party Claim:

(i) the Indemnifying Party shall diligently and in good faith defend such Third Party Claim and shall keep the Indemnified Party reasonably informed of the status of such defense; provided, however, that the Indemnified Party shall have the right to approve any settlement, which approval will not be unreasonably withheld, delayed or conditioned; and

(ii) the Indemnified Party shall cooperate fully in all respects with the Indemnifying Party in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and the Indemnified Party shall make available to the Indemnifying Party all pertinent information and documents under its control.

(c) Limitations of Right to Assume Defense.  The Indemnifying Party shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the Third Party Claim seeks an injunction or equitable relief against an Indemnified Party; or (iii) there is a reasonable probability that a Third Party Claim may materially and adversely affect the Indemnified Party or its subsidiaries other than as a result of money damages or other money payments.

(d) Other Limitations.  Failure to give prompt Notice of Claim or to provide copies of relevant available documents or to furnish relevant available data shall not constitute a defense (in whole or in part) to any Third Party Claim by an Indemnified Party against the Indemnifying Party and shall not affect the Indemnifying Party’s duty or obligations under this Article VII, except to the extent (and only to the extent that) such failure shall have adversely affected the ability of the Indemnifying Party to defend against or reduce its liability or caused or increased such liability or otherwise caused the damages for which the Indemnifying Party is obligated to be greater than such damages would have been had the Indemnified Party given the Indemnifying Party prompt notice hereunder. So long as the Indemnifying Party is defending any such action actively and in good faith, the Indemnified Party shall not settle such action. The Indemnified Party shall make available to the Indemnifying Party all relevant records and other relevant materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such action, and shall in other respects give reasonable cooperation in such defense.

(e) Failure to Defend.  If the Indemnifying Party, promptly after receiving a Notice of Claim, fails to defend such Third Party Claim actively and in good faith, the Indemnified Party, at the reasonable cost and expense of the Indemnifying Party, will (upon further written notice) have the right to undertake the defense, compromise or settlement of such Third Party Claim as it may determine in its reasonable discretion, provided that the Indemnifying Party shall have the right to approve any settlement, which approval will not be unreasonably withheld, delayed or conditioned.

(f) Indemnified Party Rights.  Anything in this Section 7.2 to the contrary notwithstanding, the Indemnifying Party shall not settle or compromise any action or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to each Indemnified Party of a full and unconditional release from all liability and obligation in respect of such action without any payment by any Indemnified Party.

(g) Indemnifying Party Consent.  Unless the Indemnifying Party has consented to a settlement of a Third Party Claim, the amount of the settlement shall not be a binding determination of the amount of the Loss and such amount shall be determined in accordance with the provisions of the Escrow Agreement.

7.3 Insurance Effect.  To the extent that any Losses that are subject to indemnification pursuant to this Article VII are covered by insurance paid for by an Indemnified Party prior to the Closing, the Indemnified Party shall use commercially reasonable best efforts to obtain the maximum recovery under such insurance; provided that the Indemnified Party shall nevertheless be entitled to bring a claim for indemnification under this Article VII in respect of such Losses and the time limitations set forth in Section 7.4 hereof for bringing a claim of indemnification under this Agreement shall be tolled during the pendency of such insurance claim. The existence of a claim by the Indemnified Party for monies from an insurer or against a third party in respect of any Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by the Indemnifying Party. If the Indemnified Party has received the payment required by this Agreement from the Indemnifying Party in respect of any Loss and later receives proceeds from insurance or other amounts in respect of such Loss, then it shall hold such proceeds or other amounts in trust for the benefit of the Indemnifying Party and shall pay to the Indemnifying Party, as promptly as practicable after receipt, a sum equal to the amount of such proceeds or other amount received, up to the aggregate amount of any payments received from the Indemnifying Party pursuant to this Agreement in respect of such Loss. Notwithstanding any other provisions of this Agreement, it is the intention of the parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated.

7.4 Limitations on Indemnification.

(a) Survival; Time Limitation.  The representations, warranties, covenants and agreements in this Agreement or in any writing delivered by the Company or Stockholder to Parent in connection with this Agreement (including the certificate required to be delivered by the Company pursuant to Section 6.3(a)) shall survive the Closing for the period that ends on the Escrow Termination Date (the “Survival Period”) except that claims for the breach of the representations and warranties in Sections 1.15(d), 2.3, and 2.4 shall survive without limitation as to time (but subject to applicable statutes of limitation).

(b) Any indemnification claim made by an Indemnified Party prior to the termination of the Survival Period shall be preserved despite the subsequent termination of the Survival Period and any claim set forth in a Notice of Claim sent prior to the expiration of such Survival Period shall survive until final resolution thereof. Except as set forth in the immediately preceding sentence, no claim for indemnification under this Article VII shall be brought after the end of the Survival Period.

(c) Deductible.  No amount shall be payable under Article VII unless and until the aggregate amount of all indemnifiable Losses otherwise payable exceeds $500,000 (the “Deductible”), in which event the amount payable shall the full amount of all Indemnifiable Losses from the first dollar thereof.

(d) Aggregate Amount Limitation.  An Indemnifying Party’s aggregate liability for Losses pursuant to Section 7.1shall not in any event exceed the Escrow Shares and the Indemnified Party shall have no claim against the Indemnifying Party other than for such Escrow Shares (and any proceeds of the shares or distributions with respect to the Escrow Shares).

7.5 Exclusive Remedy.  The Indemnified Party hereby acknowledges and agrees that, from and after the Closing, the sole remedy of the Indemnified Party with respect to any and all claims for money damages arising out of or relating to this Agreement shall be pursuant and subject to the requirements of the indemnification provisions set forth in this Article VII. Notwithstanding any of the foregoing, nothing contained in this Article VII shall in any way impair, modify or otherwise limit an Indemnified Party’s right to bring any claim, demand or suit against the Indemnifying Party based upon the Indemnifying Party’s actual fraud or intentional or willful misrepresentation or omission, it being understood that a mere breach of a representation and warranty, without intentional or willful misrepresentation or omission, does not constitute fraud.

7.6 Adjustment to Merger Consideration.  Amounts paid by the Stockholder for indemnification under Article VII shall be deemed to be an adjustment to the value of the shares of Holdco Common Stock issued by Holdco as a result of the Company Merger, except as otherwise required by Law.

7.7 Application of Escrow Shares.  The Escrow Agent, pursuant to the Escrow Agreement after the Closing, may apply all or a portion of the Escrow Shares to satisfy any claim for indemnification pursuant to this Article VII. The Escrow Agent will hold the remaining portion of the Escrow Shares until final resolution of all claims for indemnification or disputes relating thereto.

ARTICLE VIII

TERMINATION

8.1 Termination.  This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Parent and the Company at any time;

(b) by either Parent or the Company if the Mergers shall not have been consummated by October 22, 2009 for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Mergers to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Parent or the Company if a Governmental Entity shall have issued an order, decree, judgment or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Mergers, which order, decree, ruling or other action is final and nonappealable;

(d) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach by Parent is curable by Parent prior to the Closing Date, then the Company may not terminate this Agreement under this Section 8.1(d) for thirty (30) days after delivery of written notice from the Company to Parent of such breach, provided Parent continues to exercise commercially reasonable best efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(d) if it shall have materially breached this Agreement or if such breach by Parent is cured during such thirty (30)-day period);

(e) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company or the Stockholder set forth in this Agreement, or if any representation or warranty of the Company or the Stockholder shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach is curable by the Company or the Stockholder prior to the Closing Date, then Parent may not terminate this Agreement under this Section 8.1(e) for thirty (30) days after delivery of written notice from Parent to the Company or the Stockholder, as applicable, of such breach, provided the Company or the Stockholder, as applicable, continue to exercise commercially reasonable best efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(e) if it shall have materially breached this Agreement or if such breach by the Company or the Stockholder is cured during such thirty (30) day period); or

(f) by either Parent or the Company, if, at the Special Meeting (including any adjournments thereof), this Agreement and the transactions contemplated thereby shall fail to be approved and adopted by the affirmative vote of the holders of Parent Common Stock required under Parent’s certificate of incorporation, or the holders of 30% or more of the number of shares of Parent Common Stock issued in Parent’s initial public offering and outstanding as of the record date for the Special Meeting exercise their rights to convert the shares of Parent Common Stock held by them into cash in accordance with Parent’s certificate of incorporation.

8.2 Notice of Termination; Effect of Termination.  Any termination of this Agreement under Section 8.1 above will be effective immediately upon (or, if the termination is pursuant to Section 8.1(d) or Section 8.1(e) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and the Mergers shall be abandoned, except for and subject to the following: (i) Sections 4.2, 5.6, 5.12, 8.2 and 8.3 and Article X (General Provisions) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement, including a breach by a party electing to terminate this Agreement pursuant to Section 8.1(b) caused by the action or failure to act of such party constituting a principal cause of or resulting in the failure of the Mergers to occur on or before the date stated therein.

8.3 Fees and Expenses.  Except as set forth in Sections 3.25 and 5.20, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Mergers are consummated. Notwithstanding the foregoing, in the event the Mergers are consummated, Parent and Holdco hereby agree to pay the reasonable fees and expenses incurred by the Stockholder, the Company or any Subsidiary, or on behalf of the Stockholder, the Company or any Subsidiary, in the connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby as further described in Schedule 5.20.

ARTICLE IX

DEFINED TERMS

Certain terms defined in this Agreement are organized alphabetically as follows, together with the Section and, where applicable, paragraph, number in which definition of each such term is located:

“AAA”	Section 10.12
“Acquisition Transaction”	Section 4.4(a)
“Affiliate”	Section 10.2(f)
“Agreement”	Section 1.3
“Applicable Corporate Law”	Recital A
“Approvals”	Section 2.1(a)
“Audited Financial Statements”	Section 2.7(a)
“Blue Sky Laws”	Section1.15(c)
“Charter Documents”	Section 2.1(a)
“Closing”	Section 1.3
“Closing Date”	Section 1.3
“Closing Form 8-K”	Section 5.1(b)
“Closing Press Release”	Section 5.1(b)
“Code”	Recital C
“Committee”	Section 1.16
“Company”	Heading
“Company Articles of Merger”	Section 1.3
“Company Certificates”	Section 1.6(d)
“Company Closing Certificate”	Section 6.3(a)
“Company Common Stock”	Section 5.26(e)
“Company Contracts”	Section 2.19(a)
“Company Intellectual Property”	Section 2.18(a)(ii)
“Company Merger”	Recital A
“Company Products”	Section 2.18(a)(v)
“Company Registered Intellectual Property”	Section 2.18(a)(iv)
“Company Related Parties”	Section 2.18(a)
“Company Schedule”	Article II Preamble
“Continental”	Section 1.12
“Copyrights”	Section 2.18(a)(i)
“Deductible”	Section 7.4(c)
“DGCL”	Recital A
“Disclosure Schedules”	Section 5.13
“Effective Time”	Section 1.3
“Environmental Law”	Section 2.16(b)
“Escrow Agreement”	Section 1.12

“Escrow Shares”	Section 1.12
“Escrow Termination Date”	Section 1.12
“Exchange Act”	Section 1.15(c)
“Farm Purchase Agreement”	Section 4.2
“GCC”	Recital A
“Governmental Action/Filing”	Section 2.21(c)
“Governmental and Third Party Consents”	Section 2.5(b)
“Governmental Entity”	Section 1.15(c)
“Grimsley Farm”	Section 4.2
“Hazardous Substance”	Section 2.16(c)
“Holdco”	Heading
“Holdco Common Stock”	Section 1.6(a)
“Holdco Plan”	Section 5.1(a)
“Holdco Warrants”	Section 1.6(b)
“HSR Act”	Section 2.5(b)
“Insider”	Section 2.19(a)(i)
“Insurance Policies”	Section 2.20
“Intellectual Property”	Section 2.18(a)
“IP Transfer Agreement”	Section 2.18(a)
“knowledge”	Section 10.2(d)
“Last Reported Sale Price”	Section 1.13(c)(iv)
“Legal Requirements”	Section 10.2(b)
“Lien”	Section 10.2(e)
“Losses”	Section 7.1(b)
“Material Adverse Effect”	Section 10.2(a)
“Material Company Contracts”	Section 2.19(a)
“Mergers”	Recital A
“Merger Sub”	Heading
“Merger Sub Common Stock”	Section 1.6(e)
“Notice of Claim”	Section 7.2(a)
“Parent”	Heading
“Parent Certificate”	Section 1.6(a)
“Parent Certificate of Merger”	Section 1.3
“Parent Closing Certificate”	Section 6.2(a)
“Parent Common Stock”	Section 1.6(a)
“Parent Contracts”	Section 3.19(a)
“Parent Convertible Securities”	Section 3.3(b)
“Parent Indemnitees”	Section 7.1(a)
“Parent Merger”	Recital A
“Parent Preferred Stock”	Section 3.3(a)
“Parent Schedule”	Article III Preamble
“Parent SEC Reports”	Section 3.7(a)
“Parent Stockholder Approval”	Section 5.1(a)
“Parent Stock Options”	Section 3.3(b)
“Parent Subsidiaries”	Section 3.2(d)
“Parent Warrant”	Section 1.6(b)

“Parent Warrant Certificate”	Section 1.6(b)
“Patents”	Section 2.18(a)(i)
“Person”	Section 10.2(c)
“Personal Property”	Section 2.14(b)
“Plan/Plans”	Section 2.11(a)
“Proxy Statement/Prospectus	Section 5.1(a)
“Purchase Cost”	Section 4.2
“Registered Intellectual Property”	Section 2.18(a)(iii)
“Registration Rights Agreement”	Section 1.18
“Registration Statement”	Section 5.1(a)
“Representative”	Section 1.18
“Returns”	Section 2.15(b)(i)
“SEC”	Section 2.21(d)
“Securities Act”	Section 1.15(b)
“Signing Form 8-K”	Section 5.4(a)
“Signing Press Release”	Section 5.4(a)
“Special Meeting”	Section 5.1(a)
“Stockholder”	Heading
“Subsidiaries”	Section 2.2(a)
“Survival Period”	Section 7.4(a)
“Surviving Pubco”	Section 1.1
“Surviving Subsidiary”	Section 1.2
“Tax/Taxes”	Section 2.15(a)
“Third Party Claim”	Section 7.2
“Trademarks”	Section 2.18(a)(i)
“Trading Day”	Section 1.13(c)(v)
“Transaction Shares”	Section 1.6(d)
“Trust Fund”	Section 3.25
“U.S. GAAP”	Section 2.7(a)
“Warrant Amendment Agreement”	Section 5.1(c)
“Warrantholders Approval”	Section 5.1(c)
“Warrantholders Meeting”	Section 5.1(c)

ARTICLE X

GENERAL PROVISIONS

10.1 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

if to Parent, to:

Triplecrown Acquisition Corp
970 West Broadway
PMB 402
Jackson, Wyoming 83001
Attention: Chief Executive Officer
Telephone: 307-633-2831
Telecopy:

with a copy to:

David Alan Miller, Esq.
Graubard Miller
405 Lexington Avenue
New York, New York 10174-1901
Telephone: 212-818-8661
Telecopy: 212-818-8881

if to the Company or the Stockholder, to:

Cullen Inc Holdings Limited
Level 9
Walker Wayland Centre
68 Shortland Street
Auckland, New Zealand
Post Office Box 91269
Attention: The Directors
Telephone: 64 9 363 1200
Telecopy: 64 9 363 1201

with a copy to:

Douglas S. Ellenoff, Esq.
Ellenoff Grossman & Schole LLP
150 East 42nd Street
New York, New York 10017
Telephone: 212-370-1300
Telecopy: 212-370-7889

10.2 Interpretation.  The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity.

Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. For purposes of this Agreement:

(a) the term “Material Adverse Effect” when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the business, assets (including intangible assets), revenues, financial condition, prospects or results of operations of such entity, it being understood that none of the following alone or in combination shall be deemed, in and of itself, to constitute a Material Adverse Effect: (i) changes attributable to the public announcement or pendency of the transactions contemplated hereby, (ii) changes in general national or regional political, economic or industry-wide conditions (except to the extent the party suffering such event is affected in a disproportionate manner relative to other companies in the industry in which such party conducts business), (iii) any SEC rulemaking requiring enhanced disclosure of transactions with a public shell, or (iv) any failure to meet any financial or other projections;

(b) the term “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and all requirements set forth in applicable Material Company Contracts or Parent Contracts;

(c) the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;

(d) the term “knowledge” means actual knowledge or awareness, after due inquiry, as to a specified fact or event of a Person that is an individual or of an executive officer or director of a Person that is a corporation or of a Person in a similar capacity of an entity other than a corporation;

(e) the term “Lien” means any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest);

(f) the term “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and

(g) all monetary amounts set forth herein are referenced in United States dollars, unless otherwise noted.

10.3 Counterparts; Electronic Delivery.  This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery by facsimile or electronic transmission to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

10.4 Entire Agreement; Third Party Beneficiaries.  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Exhibits and Schedules hereto (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) are not intended to confer upon any other Person any rights or remedies hereunder (except as specifically provided in this Agreement).

10.5 Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.6 Other Remedies; Specific Performance.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.7 Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of New York regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

10.8 Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.9 Assignment.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the first sentence of this Section 10.9, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.10 Amendment.  This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties.

10.11 Extension; Waiver.  At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

10.12 Arbitration.  Any disputes or claims arising under or in connection with this Agreement or the transactions contemplated hereunder shall be resolved by binding arbitration. Notice of a demand to arbitrate a dispute by either party shall be given in writing to the other at their last known address. Arbitration shall be commenced by the filing by a party of an arbitration demand with the American Arbitration Association (“AAA”) in its office in New York City, New York. The arbitration and resolution of the dispute shall be resolved by a single arbitrator appointed by the AAA pursuant to AAA rules. The arbitration shall in all respects be governed and conducted by applicable AAA rules, and any award and/or decision shall be conclusive and binding on the parties. The arbitration shall be conducted in New York City or such other place as the parties shall agree. The arbitrator shall supply a written opinion supporting any award, and judgment may be entered on the award in any court of competent jurisdiction. Each party shall pay its own fees and expenses for the arbitration, except that any costs and charges imposed by the AAA and any fees of the arbitrator for his services shall be assessed against the losing party by the arbitrator. In the event that preliminary or permanent injunctive relief is necessary or desirable in order to prevent a party from acting contrary to this Agreement or to prevent irreparable harm prior to a confirmation of an arbitration award, then either party is authorized and entitled to commence a lawsuit solely to obtain equitable relief against the other pending the completion of the arbitration in a court having jurisdiction over the parties. Each party hereby consents to the exclusive jurisdiction of the federal and state courts located in the State of New York, New York County, for such purpose. All rights and remedies of the parties shall be cumulative and in addition to any other rights and remedies obtainable from arbitration.

10.13 Waiver of Jury Trial.  Each of the parties hereto hereby waives any right it may have to a trial by jury with respect to any action or dispute arising out of or in connection with this Agreement or the transactions contemplated hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

TRIPLECROWN ACQUISTION CORP.

By:	/s/ Jonathan J. Ledecky
Name: Jonathan J. Ledecky
Title: President

CULLEN AGRICULTURAL HOLDING CORP.

By:	/s/ Eric J. Watson
Name: Eric J. Watson
Title: CEO

CAT MERGER SUB, INC.

By:	/s/ Jonathan J. Ledecky
Name: Jonathan J. Ledecky
Title: CEO

CULLEN AGRICULTURAL TECHNOLOGIES, INC.

By:	/s/ Eric J. Watson
Name: Eric J. Watson
Title: CEO

CULLEN INC HOLDINGS LIMITED

By:	/s/ Eric J. Watson
Name: Eric J. Watson
Title: Authorized Signatory